UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. 2)
Filed by the Registrant ☑ Filed by a Party other than the Registrant ☐
Check the appropriate box:
☑	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 14a-12
McRAE INDUSTRIES, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑	No fee required

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
(1) Amount Previously Paid:
(2) Form, Schedule or Registration Statement No.:
(3) Filing Party:
(4) Date Filed:

PRELIMINARY COPIES
McRAE INDUSTRIES, INC.
400 North Main Street
Mount Gilead, North Carolina 27306
___________ __, 2005
Dear Stockholder:
     You are cordially invited to attend a Special Meeting of Stockholders of McRae Industries, Inc. (the “Company”) on ___ _, 2005, at 3:00 p.m., at our corporate office at 400 North Main Street, Mount Gilead, North Carolina. We look forward to greeting those stockholders who are able to attend. Enclosed herewith are the Notice of Special Meeting and the Proxy Statement addressing the purposes of the Special Meeting and soliciting, on behalf of the board of directors, proxies from holders of the Company’s Class A and Class B common stock in respect of a proposed reverse/forward stock split.
     At this meeting or by your proxies, you will be asked to vote on a proposal that, if approved, would amend the Company’s Certificate of Incorporation to provide for a 200-for-1 reverse stock split immediately followed by a 200-for-1 forward stock split, as a result of which stockholders owning less than 200 shares of a class of common stock (Class A or Class B) would have such shares cancelled and converted into the right to receive $14.25 in cash for each such share owned before the reverse stock split. Stockholders owning 200 or more shares of a class of common stock would continue to hold the same number of shares of such class after the transaction. The purpose of the transaction is to reduce the number of record holders of each class of our common stock (Class A and Class B) to fewer than 300, thereby enabling the Company to terminate registration of the common stock under the Securities Exchange Act of 1934 and eliminating the significant expense required to comply with the reporting and other requirements thereunder. In connection with the deregistration, the common stock would be delisted from the American Stock Exchange, although we believe the common stock would be quoted on the “pink sheets” and our remaining stockholders would continue to be able to trade their shares in the over-the-counter markets or private transactions.
     After careful consideration, the board of directors has concluded that in view of the common stock’s limited trading activity and the relatively small stockholder base holding more than 200 shares of a class of the common stock, the benefits of being an SEC reporting company do not justify the associated costs, especially in light of the additional costs associated with compliance with the Sarbanes-Oxley Act of 2002. We estimate the transaction would save approximately $636,000 annually. We believe that these cost-savings would be in the best interests of the Company and its continuing stockholders. In addition, the transaction would allow our stockholders who hold fewer than 200 shares of a particular class of common stock immediately before the transaction the opportunity to receive cash consideration of $14.25 for each share of such class of common stock held before the transaction, representing a premium to the common stock’s trading price prior to announcement of the transaction, without having to pay brokerage commissions and other transaction costs.
     A special committee of the board of directors and the board of directors both have reviewed the proposed transaction and considered its fairness to stockholders who hold fewer than 200 shares of a particular class of common stock as well as those holding 200 or more shares of a particular class of common stock, and have received an opinion from their financial advisor with regard to the fairness of the proposed transaction from a financial point of view.
NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS: APPROVED OR DISAPPROVED OF THE TRANSACTION; PASSED UPON THE MERITS OR FAIRNESS OF THE TRANSACTION; OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

PRELIMINARY COPIES
     After considering the recommendation of the special committee and conducting its own deliberations of the issues it deemed pertinent, including alternatives to the transaction, the cost and benefits of remaining an SEC reporting company and the fairness of the transaction to stockholders, your board of directors believes this transaction is in the best interests of the Company and its stockholders and unanimously recommends that you vote “FOR” the proposal.
     The enclosed Proxy Statement includes a discussion of the alternatives and factors considered by the special committee and the board of directors in connection with their approval of the transaction. See “Special Factors — Background of the Transaction,” “Special Factors - Recommendation of the Special Committee” and “Special Factors — Recommendation of the Board of Directors.”
     Consummation of the transaction is subject to certain conditions, including the affirmative vote of holders of a majority of the outstanding shares of each class of common stock entitled to vote at the Special Meeting. If approved, it is anticipated that the transaction will become effective soon after the Special Meeting. However, the board of directors has reserved the right to defer or abandon (and not implement) the transaction, even if the stockholders have approved and authorized the transaction, if the board of directors determines that the transaction is not then in the best interests of the Company and its stockholders. The authority to implement the transaction, if not previously implemented, will expire on December 31, 2005. Details of the proposed transaction are set forth in the accompanying proxy statement, which we urge you to read carefully in its entirety.
     IT IS VERY IMPORTANT THAT YOUR SHARES ARE REPRESENTED AND VOTED AT THE MEETING, WHETHER OR NOT YOU PLAN TO ATTEND. ACCORDINGLY, PLEASE SIGN, DATE AND RETURN YOUR PROXY FOR EACH CLASS OF SHARES YOU OWN IN THE ENCLOSED ENVELOPE AT YOUR EARLIEST CONVENIENCE.
     Your interest and participation in the affairs of the Company are greatly appreciated. Thank you for your continued support.

Sincerely,

/s/ D. Gary McRae
D. Gary McRae
Chairman of the Board and President

PRELIMINARY COPIES
McRAE INDUSTRIES, INC.
400 North Main Street
Mount Gilead, North Carolina 27306
NOTICE TO STOCKHOLDERS OF SPECIAL MEETING
TO BE HELD ___________ __, 2005
To the Stockholders of McRae Industries, Inc.:
NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders (the “Special Meeting”) of McRae Industries, Inc. (the “Company”) will be held on ___ ___, 2005, at 3:00 p.m., Eastern Time, at the offices of the Company located at 400 North Main Street, Mount Gilead, North Carolina, in order for the holders of the Company’s Class A and Class B common stock to consider a proposed reverse/forward stock split. The purposes of the meeting are:
1.	To approve amendments to the Company’s Certificate of Incorporation to effect a 1-for-200 reverse stock split of the Company’s outstanding common stock, immediately followed by a 200-for-1 forward stock split of the Company’s then outstanding common stock, with stockholders holding less than 200 shares of a particular class of common stock (Class A or Class B) before the reverse stock split having their resulting fractional share interests cancelled and converted into the right to receive $14.25 in cash for each of such pre-split share of that class (the “transaction”);

2.	To authorize the adjournment of the Special Meeting to a later date, if in the discretion of the Board of Directors such adjournment is necessary to allow additional time to solicit sufficient proxies to obtain stockholder approval of the transaction; and

3.	To transact such other business as may properly come before the meeting or any adjournment thereof.
     Enclosed herewith is a Proxy Statement addressing the purposes of the Special Meeting and soliciting, on behalf of the board of directors, proxies from holders of the Company’s Class A and Class B common stock. The Board of Directors has fixed the close of business on August 17, 2005 as the record date for the stockholders entitled to notice of and to vote at the meeting or any adjournment thereof and only holders of Class A or Class B shares of record at such date are entitled to notice of and to vote at the Special Meeting. If your shares are held in the name of a broker, trust or other nominee (often referred to as held in “street name”), you must instruct them on how to vote your shares.

By Order of the Board of Directors

/s/ James W. McRae

James W. McRae
Secretary
___ ___, 2005
IMPORTANT
WHETHER YOU EXPECT TO ATTEND THE MEETING OR NOT, PLEASE VOTE, SIGN, DATE, AND RETURN THE ENCLOSED PROXIES, AS APPLICABLE, IN THE ENCLOSED SELF-ADDRESSED ENVELOPE AS PROMPTLY AS POSSIBLE. IF YOU ATTEND THE MEETING, YOU MAY VOTE YOUR SHARES IN PERSON, EVEN THOUGH YOU PREVIOUSLY SIGNED AND RETURNED A PROXY.

PRELIMINARY COPIES
McRAE INDUSTRIES, INC.
400 North Main Street
Mount Gilead, North Carolina 27306
PROXY STATEMENT FOR
2005 SPECIAL MEETING OF STOCKHOLDERS
INTRODUCTION
     This Proxy Statement is furnished to the stockholders of McRae Industries, Inc. (the “Company”) in connection with the solicitation by the board of directors of the Company of the accompanying proxies from holders of the Company’s Class A and Class B common stock to be used at a Special Meeting of Stockholders (the “Special Meeting”) to be held on ___ ___, 2005, at 3:00 p.m., Eastern Time at the Company’s principal office, 400 North Main Street, Mount Gilead, North Carolina with respect to a proposed reverse/forward stock split. This document provides you with detailed information about the proposed transaction. Please see “Where You Can Find More Information” for additional information about the Company on file with the Securities and Exchange Commission.
     The cost of preparing, assembling and mailing the enclosed proxy material and of reimbursing brokers, nominees, and fiduciaries for the out-of-pocket and clerical expenses of transmitting copies of the proxy material to the beneficial owners of shares held of record by such persons will be borne by the Company. The Company does not intend to solicit proxies otherwise than by use of the mail, but certain officers and regular employees of the Company or its subsidiaries, without additional compensation, may use their personal efforts, by telephone or otherwise, to obtain proxies.
     A stockholder signing and returning a proxy on one of the enclosed forms has the power to revoke it, at any time before the shares subject to it are voted, by filing with the Secretary of the Company an instrument revoking it, by filing a duly executed proxy bearing a later date with the Secretary of the Company, or by attending the meeting and voting in person.
     All shares represented by properly executed proxies received by the board of directors pursuant to this solicitation will be voted in accordance with the stockholder’s directions specified on the proxy or, in the absence of specific instructions to the contrary, will be voted in accordance with the board of directors’ unanimous recommendation, which is:
FOR amendments to the Company’s Certificate of Incorporation to effect a 1-for-200 reverse stock split of the Company’s outstanding common stock, immediately followed by a 200-for-1 forward stock split of the Company’s then outstanding common stock, with stockholders holding less than 200 shares of a particular class of common stock (Class A or Class B) before the reverse stock split having their resulting fractional share interests cancelled and converted into the right to receive $14.25 in cash for each of such pre-split shares of that class, (the “transaction”); and
FOR authorization of the adjournment of the Special Meeting to a later date, if in the discretion of the Board of Directors such adjournment is necessary to allow additional time to solicit sufficient proxies to obtain stockholder approval of the transaction.
     This Proxy Statement and the accompanying proxies were first mailed to stockholders on or about ___ ___, 2005.

TABLE OF CONTENTS

SUMMARY TERM SHEET	1
The Transaction	1
Vote Required	2
Interests of D. Gary McRae and James W. McRae in the Transaction	2
No Appraisal or Dissenters’ Rights	3
Purpose and Reasons for the Transaction	3
Disadvantages of the Transaction	3
Recommendations of the Special Committee and the Board of Directors	4
Fairness Opinion of the Financial Advisor	5
Conditions to Completion of the Transaction	6
Source of Funds; Financing of the Transaction	6
Conflicts of Interest of Directors and Management	6
Treatment of Shares Held in “Street Name”	7
Exchange of Certificates; Payment of Cash Consideration	7
U.S. Federal Income Tax Consequences	8
QUESTION AND ANSWERS ABOUT THE SPECIAL MEETING AND TRANSACTION	9
SPECIAL FACTORS	13
Background of the Transaction	13
Purpose and Reasons for the Transaction	16
Alternatives Considered	19
Recommendation of the Special Committee	19
Recommendation of the Board of Directors	23
Fairness of the Transaction	24
Opinion of the Financial Advisor	24
Certain Effects of the Transaction	28
Interests of Executive Officers and Directors in the Transaction	31
Conduct of the Company’s Business after the Transaction	31
Conditions to the Completion of the Transaction	31
Source of Funds and Financing of the Transaction	31
Anticipated Accounting Treatment	32
U.S. Federal Income Tax Consequences	32
Regulatory Approvals	35
No Appraisal or Dissenters’ Rights	35
Reservation of Rights	35
THE SPECIAL MEETING	36
General	36
Who Can Vote at the Special Meeting	37
Annual Report and Quarterly Report	38
Vote Required	38
Voting and Revocation of Proxies	38
Recommendation of the Board of Directors	39
SUMMARY FINANCIAL INFORMATION	39
Summary Historical Financial Information	39
McRae Industries, Inc. and Subsidiaries	40
Summary Pro-Forma Financial Information	40

Pro Forma Consolidated Balance Sheet	41
Pro Forma Consolidated Statement of Operations	43
MARKET FOR COMMON STOCK AND RELATED STOCKHOLDER MATTERS	45
THE PROPOSED AMENDMENTS	47
The Structure of the Transaction	47
Conversion of Shares in the Transaction	47
Exchange of Certificates; Payment of Cash Consideration	48
Effective Time of Transaction	49
SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS	50
SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS	52
EXECUTIVE OFFICERS OF THE COMPANY	53
OTHER MATTERS	53
WHERE YOU CAN FIND MORE INFORMATION	53
DOCUMENTS INCORPORATED BY REFERENCE	54
STOCKHOLDER PROPOSALS FOR NEXT ANNUAL MEETING	54
APPENDICES:
Appendix A — Proposed Form of Amendments
Appendix B — Fairness Opinion of Oxford Advisors, LLC

SUMMARY TERM SHEET
THIS SUMMARY TERM SHEET HIGHLIGHTS SELECTED INFORMATION FROM THIS PROXY STATEMENT, INCLUDING THE MATERIAL TERMS OF THE PROPOSED TRANSACTION. FOR A MORE COMPLETE DESCRIPTION YOU SHOULD CAREFULLY READ THIS PROXY STATEMENT AND ALL OF ITS APPENDICES BEFORE YOU VOTE.
AS USED IN THIS PROXY STATEMENT, THE “COMPANY,” “WE,” “OUR,” “OURS” AND “US” REFER TO McRAE INDUSTRIES, INC., A DELAWARE CORPORATION, AND THE “TRANSACTION” REFERS TO THE 1-FOR-200 REVERSE STOCK SPLIT AND THE 200-FOR-1 FORWARD STOCK SPLIT, TOGETHER WITH THE RELATED CASH PAYMENTS TO STOCKHOLDERS HOLDING FEWER THAN 200 SHARES OF A PARTICULAR CLASS IMMEDIATELY PRIOR TO THE REVERSE STOCK SPLIT. UNLESS OTHERWISE NOTED TO THE CONTRARY, REFERENCES TO “COMMON STOCK” OR “SHARES” MEANS SHARES OF THE COMPANY’S CLASS A COMMON STOCK AND CLASS B COMMON STOCK, AND REFERENCES TO “CLASS” MEAN EITHER CLASS A OR CLASS B SHARES.
The Transaction
     If the transaction is approved and completed:
•	Our stockholders holding fewer than 200 shares of a particular class of common stock at the effective time of the transaction will receive a cash payment from us of $14.25 for each share of such class of common stock held immediately before the effective time of the transaction;

•	Our stockholders holding 200 or more shares of a particular class of common stock at the effective time of the transaction will continue to hold the same number of shares of that class after completion of the transaction and will not receive any cash payment;

•	Our officers and directors at the effective time will continue to serve as our officers and directors immediately after the transaction;

•	We believe we will have fewer than 300 holders of record of each class of common stock and therefore be eligible to terminate registration of the common stock with the SEC, which will terminate our obligation to continue filing periodic reports and proxy statements pursuant to the Securities Exchange Act of 1934;

•	The common stock will no longer be traded on the American Stock Exchange, any trading in the common stock will occur only in the over-the-counter markets or in privately negotiated sales, and the common stock will likely be quoted only in the “pink sheets”;

•	The number of Class A stockholders of record will be reduced from approximately 360 to approximately 125, and the number of outstanding Class A shares will be reduced by approximately [1.8%, from 2,240,841 shares, as of August 17, 2005], to approximately 2,200,000 shares;

•	The number of Class B stockholders of record will be reduced from approximately 370 to approximately 60, and the number of outstanding Class B shares will be reduced by approximately [3.1%, from 527,658 shares, as of August 17, 2005], to approximately 511,000 shares;

•	The percentage ownership of common stock beneficially owned by our directors and executive officers as a group will increase from approximately [36.3%] of our Class A common stock and

[61.4%] of our Class B common stock before the transaction to approximately [37.0%] of our Class A common stock and [63.5%] of our Class B common stock after the transaction, which will not affect control of the Company;

•	We estimate that we will pay cash of approximately $950,000 in the aggregate to repurchase fractional shares and pay the costs of the transaction;

•	Aggregate stockholders’ equity as of April 30, 2005, will be reduced from approximately $37,039,000 on a historical basis to approximately $36,143,000 on a pro forma basis;

•	The book value per share of common stock as of April 30, 2005, will decrease from $13.38 per share on a historical basis to approximately $13.33 per share on a pro forma basis; and

•	Net income per share of common stock for the nine-month period ended April 30, 2005, will increase from $1.20 on a historical basis to approximately $1.30 on a pro-forma basis.
     For a more detailed explanation of the above information, please see the section below entitled “Special Factors — Certain Effects of the Transaction.”
Vote Required
•	The transaction requires the affirmative vote of holders of a majority of the outstanding shares of each class of common stock.

•	Action on the proposal to authorize the adjournment of the Special Meeting in the discretion of the board of directors, if a quorum is present, requires approval of a majority of the votes cast at the meeting.

•	As of the record date, our current directors and executive officers owned [813,849] Class A shares, or approximately [36.3%] of the outstanding Class A shares entitled to vote at the Special Meeting, and [324,211] Class B shares, or approximately [61.4%] of the outstanding Class B shares entitled to vote at the Special Meeting, and [54.0%] of the votes entitled to be cast by the holders of the Class A shares and Class B shares together as a single class.

•	Our officers and directors have indicated that they intend to vote “FOR” the approval of the transaction and the authorization to adjourn. Other than such expressed intent of the officers and directors to vote their shares for the transaction, we have not obtained any assurances or agreements from any of our stockholders as to how they will vote on the transaction.

•	Please see the section below entitled “Special Factors — Vote Required” for further information.
Interests of D. Gary McRae and James W. McRae in the Transaction
     The transaction requires the affirmative vote of holders of a majority of the outstanding shares of each class of common stock. As of the record date, D. Gary McRae and James W. McRae, each of whom is a director and executive officer of the Company, collectively beneficially own, directly and indirectly, 802,244 Class A shares, or approximately [35.8%] of the outstanding Class A shares entitled to vote at the Special Meeting, and 323,711 Class B shares, or approximately [61.4%] of the outstanding Class B shares entitled to vote at the Special Meeting. As a result, at the Special Meeting D. Gary McRae and James W. McRae will control a significant portion of the Class A vote and a majority of the Class B vote. D. Gary McRae and James W. McRae have indicated that they intend to vote “FOR” the approval of the transaction. If the transaction is implemented, we estimate that through their combined direct and indirect holdings of the Company’s common stock the interests of D. Gary McRae and James W. McRae in our net book value and our net earnings would be impacted as follows:
•	Their interest in our net book value on a pro forma basis as of April 30, 2005 would increase on a percentage basis from approximately 40.7% to approximately 41.5% and would decrease in dollar amount from approximately $15,077,000 to approximately $15,004,000; and

•	Their interest in our net earnings on a pro forma basis for the nine months ended April 30, 2005 would increase on a percentage basis from approximately 40.7% to approximately 41.5% and would increase in dollar amount from approximately $1,350,000 to approximately $1,465,000.
No Appraisal or Dissenters’ Rights
     Stockholders do not have appraisal or dissenters’ rights under Delaware state law or our Certificate of Incorporation or Bylaws in connection with the transaction.
Purpose and Reasons for the Transaction
     If approved, the transaction will enable us to terminate our registration as a Securities and Exchange Commission (“SEC”) reporting company and our obligations to file annual and periodic reports and make other filings with the SEC. The reasons for the proposed transaction and subsequent termination of SEC registration include:
•	Eliminating the costs associated with filing reports and documents under the Securities Exchange Act of 1934 (the “Exchange Act”);

•	Eliminating the costs of compliance with the Sarbanes-Oxley Act of 2002 and related regulations;

•	Reducing the direct and indirect cost of administering stockholder accounts and responding to stockholder requests; and

•	Affording stockholders holding fewer than 200 shares of a particular class of common stock immediately before the transaction the opportunity to receive cash for such shares at a price that represents a premium of more than 20% over the pre-announcement trading prices, without having to pay brokerage commissions and other transaction costs.
     Please see “Special Factors — Purpose and Reasons for the Transaction” for further discussion of this topic.
Disadvantages of the Transaction
•	Our cash reserves would decrease to fund the purchase of fractional shares and the costs of the transaction.

•	We would have less ability to raise capital in the public security markets, although we have not done this in many years.

•	Remaining stockholders could experience reduced liquidity for their shares of common stock.

•	The common stock could experience pricing volatility as a result of being quoted on the “pink sheets” instead of being traded on the American Stock Exchange, including the possibility of sharply reduced trading prices.

•	As a result of being quoted in the “pink sheets” instead of being traded on the American Stock Exchange, it is possible that there could be greater spreads between the bid and asked prices for the common stock.

•	We would no longer be subject to certain federal securities laws, including the Securities Exchange Act of 1934 (the “Exchange Act”) and the Sarbanes-Oxley Act, as a result of which:
•	We would no longer be required to make filings, such as quarterly reports on Form 10-Q and annual reports on Form 10-K, with the SEC and our officers would no longer be required to make certifications with respect to our financial statements;

•	Certain liability provisions of the Exchange Act would no longer apply to us;

•	The short-swing profit recovery provisions of Section 16(b) of the Exchange Act would no longer apply to our officers, directors, and 10% stockholders and such persons would no longer be required to file beneficial ownership reports under Section 16(a); and

•	The Exchange Act’s proxy statement disclosure rules and the related requirement to provide an annual report to stockholders would no longer apply to us.
•	We could have less flexibility in attracting and retaining executives and employees because equity-based incentives are not as attractive in a non-SEC reporting company; however, we have not provided equity-based compensation to employees since 1997.

•	Stockholders who are cashed out would not have an opportunity to liquidate their shares at a time and for a price of their choosing and could be unable to participate in our future earnings or growth unless they were able to purchase our shares after the transaction.

•	For additional information on the disadvantages of the transaction, please see the section below entitled “Special Factors — Purpose and Reasons for the Transaction.”
Recommendations of the Special Committee and the Board of Directors
•	At a meeting held on June 10, 2005, a special committee of the board of directors unanimously determined that the transaction and the cash consideration of $14.25, for each share of common stock held before the reverse split that would be cashed out under the terms of the transaction (the “cash consideration”), are advisable, substantively fair to and in the best interests of the Company and all holders of Class A shares and all holders of Class B shares, including all unaffiliated stockholders (both those receiving the cash consideration and those remaining as stockholders following the transaction), and the special committee recommended that the board approve the transaction.

As used in this proxy statement, the term “affiliated stockholder” means any stockholder who is one of our directors or executive officers, and the term “unaffiliated stockholder” means any stockholder other than an affiliated stockholder. The term “executive officer” means any person named under the section entitled “Executive Officers of the Company.”

•	For a more detailed discussion of the factors considered by the special committee related to the transaction’s effects on the unaffiliated stockholders who would be cashed out in the transaction, please refer to the discussion concerning such factors contained in the below section entitled “Special Factors — Recommendation of the Special Committee.”

•	For a more detailed discussion of the factors considered by the special committee related to the transaction’s effects on the unaffiliated stockholders who would remain following the transaction, please refer to the discussion concerning such factors contained in the below section entitled “Special Factors — Recommendation of the Special Committee.”

•	At a meeting held on June 10, 2005, the board of directors determined that the transaction is advisable, substantively fair to and in the best interests of the Company and all holders of Class A shares and all holders of Class B shares, including all unaffiliated stockholders (both those receiving the cash consideration and those remaining as stockholders following the transaction), and unanimously recommends that you vote “FOR” the transaction. For a more detailed discussion of these matters, please refer to the sections below entitled “Special Factors — Recommendation of the Board of Directors” and “Special Factors — Fairness of the Transaction.”
Fairness of the Transaction
•	As described above under “Recommendation of the Special Committee and the Board of Directors,” the Company’s board reasonably believes that that the transaction is procedurally and substantively fair to all unaffiliated holders of Class A shares and all unaffiliated holders of Class B shares, including both the unaffiliated stockholders who will receive cash for their shares of common stock in the transaction and those who will continue to be stockholders following the transaction. D. Gary McRae and James W. McRae, each of whom is a member of the board, have indicated that they reasonably believe the transaction is procedurally and substantively fair to all unaffiliated holders of Class A shares and all unaffiliated holders of Class B shares, including both the unaffiliated stockholders who will receive cash for their shares of common stock in the transaction and those who will continue to be stockholders following the transaction. For a more detailed discussion of these matters, please refer to the section below entitled “Special Factors - Fairness of the Transaction.”
Fairness Opinion of the Financial Advisor
•	Oxford Advisors, LLC (“Oxford Advisors” or, the “financial advisor”), financial advisor to the special committee has delivered to the special committee and our board of directors its written opinion to the effect that, as of the date of such opinion and based upon and subject to the matters stated in the opinion, the cash consideration to be paid in the transaction is fair, from a financial point of view, to the stockholders who would be cashed out and the stockholders who would remain.

•	The opinion of Oxford Advisors is directed to the special committee of the board of directors and to the board of directors, addresses only the fairness to holders of the common stock from a financial point of view of the cash consideration to be paid in the transaction, and does not constitute a recommendation to any stockholder as to how such stockholder should vote at the Special Meeting.

•	For additional information on Oxford Advisors’ financial opinion, please refer to the section below entitled “Special Factors — Opinion of the Financial Advisor.”

Conditions to Completion of the Transaction
•	Completion of the transaction depends upon the approval of the holders of a majority of the issued and outstanding shares of each class of common stock for the proposed amendments to our Certificate of Incorporation and the board’s determination to implement the transaction. Copies of the proposed certificates of amendment effecting the reverse stock split and the forward stock split following immediately thereafter are attached as Appendix A to this proxy statement.

•	The board of directors has reserved the right to defer or abandon (and not implement) the transaction, even if the stockholders have approved and authorized the transaction and without further action or authorization by the stockholders, if the board of directors determines at any time prior to the transaction’s consummation that the transaction is not then in the best interests of the Company and our stockholders. The board has reserved this right to ensure that it may abandon the transaction in the event that currently unforeseen changes in circumstances (for example, a change in the anticipated costs of the transaction as a result of a change in the estimated number of shares that would be cashed out in the transaction) cause the transaction to no longer be in the best interests of the Company and our stockholders. Currently, no such changes in circumstances are expected and the board intends to implement the transaction if it is approved by the stockholders.

•	If the transaction is approved but is not consummated by December 31, 2005, the stockholders’ authorization of the transaction will terminate.

•	For other conditions to the completion of the transaction, please refer to the sections below entitled “Special Factors — Conditions to the Completion of the Transaction” and “Special Factors — Reservation of Rights.”
Source of Funds; Financing of the Transaction
     We estimate that the total funds required to pay the consideration to stockholders entitled to receive cash for their shares and to pay the costs of the transaction would be approximately $950,000. We would expect to pay these amounts out of our existing cash reserves. Please refer to the section below entitled “Special Factors — Source of Funds; Financing of the Transaction” for a further description of our financing of the transaction.
Conflicts of Interest of Directors and Management
     Our directors and executive officers may have interests in the transaction that are different from your interests as a stockholder, and have relationships that may present conflicts of interest, including the following:
•	All but one of the persons who are members of our board of directors or executive officers hold 200 or more shares of a particular class of common stock and would retain such shares after the transaction;

•	As a result of the transaction, stockholders who immediately prior to the effective time of the transaction own 200 or more shares of a particular class of common stock, including all but one of our directors and executive officers, would slightly increase their percentage ownership of that class as a result of the transaction. For example, assuming the transaction is approved and implemented, the Class A common stock beneficial ownership percentage of our current directors and executive officers as a group is expected to increase from approximately [36.3% to 37.0%]

as a result of the reduction of the total number of Class A shares of common stock outstanding by approximately 40,000 shares. Similarly, assuming the transaction is approved and implemented, the Class A common stock direct and indirect beneficial ownership percentage of D. Gary McRae and James W. McRae, is expected to increase from approximately [35.8% to 36.5%].
            See “Special Factors — Interests of Executive Officers and Directors,” “Security Ownership of Principal Stockholders” and “Security Ownership of Directors and Executive Officers” for further description.
Treatment of Shares Held in “Street Name”
•	If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name” with respect to those shares, and the proxy materials are being forwarded to you by your broker or other nominee. Under Delaware law the proposed charter amendments would operate only at the record holder level. Neither brokers and other nominees nor beneficial owners are record holders. As a result, beneficial holders who held less than 200 shares of a particular class of common stock in street name immediately before the reverse stock split would not have their shares cashed out in the transaction. However, we plan to work with brokers and nominees to offer to treat stockholders holding shares in street name in substantially the same manner as stockholders whose shares are registered in their names.

•	To determine the transaction’s effect on any shares you hold in street name, you should contact your broker, bank or other nominee. Please see the sections below entitled “Questions and Answers,” “The Special Meeting – Who Can Vote at the Special Meeting” and “The Proposed Amendments — Exchange of Certificates; Payment of Cash Consideration” for further information as to treatment of shares held in street name.

•	For discussion on measures you may take to ensure how shares you hold in street name are treated under the proposal, please see the section below entitled “Questions and Answers.”
Exchange of Certificates; Payment of Cash Consideration
•	Promptly after the transaction, we would send a letter of transmittal and instructions to effect the surrender of certificates for common stock to all stockholders who were, immediately prior to the effective time of the transaction, holders of record of fewer than 200 shares of a particular class of common stock. Upon surrender of such holder’s certificate or certificates for cancellation to us together with such letter of transmittal, duly completed and executed, such holder would receive cash consideration of $14.25 for each share held immediately before the effective time of the transaction.

•	Pending surrender for cancellation, all certificates representing shares of common stock that, under the terms of the transaction, would be cashed out and not be subject to the forward stock split would represent only the right to receive the cash consideration after the transaction upon surrender of such certificates to us.

•	For additional information on the exchange of certificates and payment of the cash consideration, please refer to the section below entitled “The Proposed Amendments - Exchange of Certificates; Payment of Cash Consideration.”

U.S. Federal Income Tax Consequences
•	Generally, for stockholders who hold fewer than 200 shares of a particular class of common stock before the transaction, the receipt of cash for fractional share interests would be treated for federal income tax purposes in the same manner as if the shares were sold in the market for cash. Stockholders who would remain stockholders following the transaction and do not receive cash for fractional share interests should not be subject to taxation as a result of the transaction. Tax matters are very complicated, and the tax consequences to you of the transaction, including state, local and foreign tax consequences, if applicable, will depend on your own situation.

•	For further discussion of U.S. Federal Income Tax consequences, please refer to the section below entitled “Special Factors — U.S. Federal Income Tax Consequences.”

QUESTIONS AND ANSWERS

Q:	Who may be present at the Special Meeting and who may vote?

A:	All holders of common stock may attend the Special Meeting in person. Only holders of record of common stock as of August 17, 2005 may cast their votes in person at the Special Meeting. Holders of Class A shares will vote as a class and holders of Class B shares will vote as a class. If you are a beneficial owner of common stock held by a broker, bank or other nominee (i.e., in “street name”), you will need proof of ownership to be admitted to the Special Meeting. A recent brokerage statement or letter from a bank or broker are examples of proof of ownership.

Q:	What shares can I vote?

A:	You may vote all shares of common stock that you own as of the close of business on the record date, which was August 17, 2005. These shares include shares held (i) directly in your name as the “stockholder of record,” and (ii) for you as the “beneficial owner” either through a broker, bank or other nominee.

Q:	How many votes are required for the proposals to be approved?

A:	For the proposed transaction to be approved, holders of a majority of the outstanding shares of each class of common stock must vote “FOR” the transaction.

For the authorization for adjournment of the Special Meeting in the discretion of the board of directors, the votes in favor of such authorization must exceed the votes against it, with each Class A share having one-tenth of a vote and each Class B share having one vote.

Q:	How can I vote my shares without attending the Special Meeting?

A:	Whether you hold your shares directly as stockholder of record or beneficially in street name, you may direct your vote without attending the Special Meeting. You may vote by signing a proxy card for each class of shares which you own or, for shares held in street name, by following the voting instructions provided by your broker, bank or other nominee.

Q:	How are my votes counted?

A:	You may vote “FOR,” “AGAINST” or “ABSTAIN” on the transaction and on authorization to adjourn the Special Meeting. If you “ABSTAIN” on the transaction, it has the same effect as a vote “AGAINST” the transaction. If you provide specific voting instructions, your shares will be voted as you instruct. If you hold your shares of record and sign and return a proxy card, but do not provide instructions, your shares represented by such proxy card will be voted “FOR” the approval of the transaction and “FOR” authorization to adjourn the Special Meeting. Your failing to return a signed proxy card with respect to shares registered in your name or to attend the Special Meeting to vote any such shares or to provide instructions to your broker or other nominee for shares held in street name will have the same effect as voting such shares “AGAINST” the transaction.

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:	Many of our stockholders hold their shares through a broker, bank or other nominee rather than directly in their own name. As summarized below, there are important distinctions between shares held of record and those owned beneficially.

Stockholder of Record. If your shares are registered directly in your name with our transfer agent, Wachovia Bank, N.A. (the “Transfer Agent”), you are considered, with respect to those shares, the stockholder of record, and these proxy materials are being sent to you by us. As the stockholder of record, you have the right to vote by proxy or to vote in person at the Special Meeting. We have enclosed proxy cards for you to use for each class of shares that you own.

Beneficial Owner. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of shares held in “street name” with respect to those shares, and the proxy materials are being forwarded to you by your broker or other nominee. As the beneficial owner, you have the right to direct your broker or other nominee how to vote and are also invited to attend the Special Meeting. As a beneficial owner, however, you are not the stockholder of record, and you may not vote these shares in person at the Special Meeting unless you obtain a signed proxy appointment form from your broker or other nominee giving you the right to vote the shares. To vote by proxy, you must follow the voting instructions provided by your broker, bank or other nominee.

Q:	If I am a beneficial owner and hold shares in street name, will these shares be subject to the terms of the proposal?

A:	Beneficial owners of shares held in street name may or may not have their shares affected by this proposal. Under Delaware law, the proposed charter amendments would operate only at the record holder level. Neither brokers and other nominees nor beneficial owners are record holders. As a result, beneficial holders who held less than 200 shares of a particular class of common stock in street name immediately before the reverse stock split would not have their shares cashed out in the transaction. However, we plan to work with brokers and nominees to offer to treat stockholders holding shares in street name in substantially the same manner as stockholders whose shares are registered in their names. Accordingly, we intend to establish a process by which brokers and nominees will be able to submit to us to be cashed out in the transaction shares held in street name in accounts that would qualify to be cashed out in the transaction (accounts holding fewer than 200 shares of a class of common stock) but for the fact that they are not held of record by the beneficial owner. However, your nominee would have discretion in determining whether to accept our offer and would not be legally obligated to work with us to effect the transaction with respect to shares held by you in street name. To determine the transaction’s effect on any shares you hold in street name, you should contact your broker, bank or other nominee. Whether or not your broker or nominee chooses to effect the transaction with respect to shares you hold in street name, you may ensure that such shares would be subject to the transaction by working through your broker or other nominee to have such shares taken out of street name and registered directly in your name.

Q:	What happens if I own a total of 200 or more shares of a particular class beneficially, but I hold fewer than 200 shares of record of such class in my name and fewer than 200 shares of such class in “street name” with my broker or other nominee?

A:	An example of this would be if you have 100 Class A shares registered in your own name with our transfer agent, and you have 100 Class A shares held through your broker in “street name.” Accordingly, you would be the beneficial owner of 200 Class A shares, but you would not own 200 Class A shares either of record or beneficially in street name. If this is the case, as a result of the transaction, you would receive cash for the 100 Class A shares you hold of record and also for the 100 Class A shares held in street name if your broker or other nominee accepts our offer to have such shares cashed out in the transaction.

Q:	If I own of record fewer than 200 shares of a particular class, is there any way I can continue to be a stockholder after the transaction?

A:	If you hold of record fewer than 200 shares of a particular class immediately before the reverse stock split, such shares would be cashed out in the transaction unless prior to the effective time of the transaction you cause sufficient additional shares to be registered in your name to cause you to hold of record a minimum of 200 shares of such class at the effective time. To cause additional shares to be registered in your name you may acquire shares directly in your name (and not through a broker or nominee) or you could work with your broker or nominee to cause shares you purchase or otherwise hold in street name to be registered in your name. Additionally, even if your shares are cashed out in the transaction you should be able to become a stockholder following the transaction by purchasing shares following the transaction in the over-the-counter market or a private transaction. We cannot assure you, however, that any shares will be available for purchase or exactly when the effective time might occur.

Q:	If I own fewer than 200 shares of a particular class in street name, is there any way I can continue to be a stockholder after the transaction?

A:	If you hold fewer than 200 shares of a particular class in street name immediately before the reverse stock split and your broker or other nominee accepts our offer to have such shares cashed out in the transaction, such shares would be cashed out in the transaction unless prior to the effective time of the transaction you acquire additional shares through your broker or nominee so that through such broker or nominee you hold a minimum of 200 shares of such class at the effective time. Additionally, even if your shares are cashed out in the transaction you should be able to become a stockholder following the transaction by purchasing shares following the transaction in the over-the-counter market or a private transaction. We cannot assure you, however, that any shares will be available for purchase or exactly when the effective time might occur.

Q:	Is there anything I can do if I own 200 or more shares of a particular class but would like to take advantage of the opportunity to receive cash for my shares as a result of the transaction?

A:	If you own 200 or more shares of a particular class before the transaction, you can only receive cash for such shares if, prior to the effective time of the transaction, you reduce your ownership of such shares to fewer than 200 by selling or otherwise transferring such shares. We cannot assure you, however, that any purchaser for your shares will be available or when the effective time might occur.

Alternatively, before the effective time of the transaction, you could divide such shares among different record holders so that fewer than 200 of such shares are held in each account. For example, you could divide your shares between your own name and a brokerage account so that fewer than 200 shares of a particular class are held in each account.

Q:	Should I send in my stock certificates now?

A:	No. After the transaction has been completed, we will send instructions on how to receive any cash payments you may be entitled to receive. We will send such instructions and make such cash payments promptly following the effective time. No interest will accrue and no interest will be paid on any cash payments.

SPECIAL FACTORS
Background of the Transaction
   Board Deliberations
     In the fall of 2004, in connection with their consideration of the costs and burdens of complying with our year-end reporting requirements, D. Gary McRae and Marvin Kiser, the Company’s President and Vice President of Finance, respectively, decided to make an assessment of the relative costs and benefits of being a public company subject to SEC reporting and other requirements, and to investigate with our outside counsel, Kennedy Covington Lobdell & Hickman, L.L.P., the possible implementation of a “going private” transaction. Having then recently completed the Company’s fiscal year-end auditing and reporting process, D. Gary McRae and Marvin Kiser observed that the benefits of being a public company might not justify the associated costs and burdens, including the considerable burdens associated with the Sarbanes-Oxley Act of 2002, in light of the relatively small trading volume of our common stock and the relatively small stockholder base holding more than 200 shares of a class of the common stock.
     At a board meeting on December 14, 2004, at which all members of the board were present, D. Gary McRae and Marvin Kiser and outside counsel discussed with the board the costs and benefits of remaining a public company, various structures for “going private” and ceasing to be subject to the reporting and other requirements of a public reporting company, and the advantages and disadvantages of those various alternatives, including the matters discussed below under “Special Factors – Purpose and Reasons for the Transaction.” For various reasons discussed in more detail under “Special Factors – Alternatives Considered” below, the board focused on the possibility of a reverse stock split and asked D. Gary McRae and Marvin Kiser to further explore this alternative and to make further investigation of both the cost savings that might be achieved by “going private” and the effect of “going private” on the liquidity of the common stock.
     During early 2005, D. Gary McRae discussed with various stockbrokers the relative liquidity that would be provided for shares of common stock were they traded as non-public company securities in the over-the-counter market and quoted in the “pink sheets,” rather than traded on the American Stock Exchange. Marvin Kiser, Vice President of Finance, also began to refine his estimates of the potential cost savings of “going private.” D. Gary McRae and Marvin Kiser obtained from counsel information about transactions by other companies involving going private reverse stock splits, and particularly reviewed transactions using the technique of a reverse stock split followed immediately by a forward stock split, in which only share holdings below a certain number were converted to cash, as upheld by the Delaware Supreme Court in a 2002 decision. That technique is the technique proposed in this transaction.
     At a board meeting on March 7, 2005, at which all members of the board were present, the board discussed with D. Gary McRae and Marvin Kiser their further investigations and findings, including refined cost estimates for conducting a “going private” transaction, potential market liquidity for our common stock after such a transaction, and potential post-transaction savings to us. Subsequently, the board unanimously authorized D. Gary McRae and Marvin Kiser to develop one or more proposals for a “going private” transaction to be presented to and considered by the board.
     After consulting with counsel and developing a timetable for a “going private” transaction, D. Gary McRae and Marvin Kiser proposed to the board that a special committee of independent non-management directors be formed to consider the proposed transaction and make a recommendation to the full board, and that the special committee be authorized to engage a financial advisor to assist the special committee and the board in determining the consideration to be paid for fractional share interests that would be cashed out in the transaction. Although D. Gary McRae and Marvin Kiser did not believe that the interests of any of the directors, including management directors, were in conflict with the interests of any other stockholders in connection with the transaction, other than the fact that all but one director held sufficient shares so that they would not be cashed out, it was noted that, in most of the other “going private” transactions reviewed, a special committee of independent directors was established. It was also noted that in most of such transactions, a financial advisor provided an opinion as to the fairness of the consideration paid for fractional share interests, even though the aggregated amounts paid for fractional share interests were relatively small.
     On April 25, 2005, acting by unanimous written consent, the board established and appointed a special committee of directors, consisting of Hilton J. Cochran, Brady W. Dickson and William H. Swan (collectively, the “special committee”), to review and evaluate such proposed transaction and make recommendations to the full board.
     On April 25, 2005, the special committee approved the engagement of Oxford Advisors, LLC (“Oxford Advisors” or, the “financial advisor”) as financial advisor to the Company, acting through the special committee and the board, in connection with the transaction. The special committee chose Oxford Advisors as the financial advisor because of Oxford Advisors’ experience and credentials in the valuation area and its ability and willingness to perform the engagement on the timetable requested by the special committee and at a fee the special committee deemed reasonable under the circumstances.
     On May 26, 2005, D. Gary McRae and Marvin Kiser and the special committee met with counsel and a representative of Oxford Advisors to review and discuss the proposed transaction and to consider the basic structure of the proposed transaction, including the ratio to be used for the reverse/forward stock split and the price to be paid for shares that would be cashed out in the transaction. At this meeting, Oxford Advisors delivered its report concerning its analysis of the fairness of the cash consideration of $14.25 per share payable to holders who would be cashed out by the transaction and to the remaining stockholders who would not be cashed out. In addition, at this meeting the special committee compared the benefits of the transaction with various disadvantages of the transaction as discussed in more detail under “Purpose and Reasons for the Transaction” below, and considered the transaction’s effects on both the stockholders who would be cashed out in the transaction and those who would remain following the transaction as discussed in more detail under “Recommendation of the Special Committee” below.
     On May 31, 2005, the full board of directors met with counsel and a representative of Oxford Advisors to consider the proposed transaction. At this meeting, Oxford Advisors delivered its report concerning its analysis of the fairness of the cash consideration of $14.25 per share payable to holders who would be cashed out by the transaction and to the remaining stockholders who would not be cashed out and received a report from the special committee concerning its consideration of the proposed transaction. In addition, at this meeting the board compared the benefits of the transaction with various disadvantages of the transaction as discussed in more detail under “Purpose and Reasons for the Transaction” below, and considered the transaction’s effects on both the stockholders who would be cashed out in the transaction and those who would remain following the transaction. No action was taken, pending the receipt of additional information about the distribution of ownership of common stock held in street name.
     On June 10, 2005, the special committee met with counsel and a representative of Oxford Advisors to review and discuss the proposed transaction and the report and opinion of Oxford Advisors. After full discussion, and for the reasons discussed below under “Recommendation of the Special Committee,” the special committee unanimously recommended the proposed transaction to the full board of directors, including a recommendation that (a) the reverse/forward stock split ratios of 200-to-1 and 1-to-200, respectively, be used and (b) the consideration for fractional share interests that would be cashed out be set at $14.25 per pre-split share. The special committee recommended this stock split ratio after reviewing the distribution of ownership of common stock held of record and in street name and determining that, in light of the purpose the transaction, this ratio was optimal. In determining the price to be paid for shares that would be cashed out, as discussed further under “Special Factors – Recommendation of the Special Committee” below, the special committee reviewed the high and low sales prices for the common stock from August 4, 2002 to June 9, 2005, and the report and opinion of Oxford Advisors, and determined that the highest price at which the Class A shares traded during such time period (which was also the highest price at which the common stock traded during such time period) was fair and appropriate consideration. The special committee noted that although the Class A shares have historically traded at a slight premium to the Class B shares, the Class B shares are convertible on a one-for-one basis into Class A shares.
     On June 10, 2005, immediately after the meeting of the special committee, the full board of directors met, with counsel and a representative of Oxford Advisors present and participating, to discuss and consider the special committee’s recommendations as to the proposed transaction. The board unanimously voted to approve the transaction as described in this proxy statement, including payment of $14.25 per pre-split share to those stockholders who will be cashed out, if the transaction is approved by the stockholders and the board determines to implement the transaction. The board then directed that the transaction be submitted to stockholders for their approval, with its recommendation that it be approved, and called the Special Meeting of Stockholders for that purpose.
Stockholder Information
     As of May 19, 2005, we had approximately 361 record holders of Class A shares, of which approximately 238 record holders owned fewer than 200 Class A shares. As of such date, these record holders owning fewer than 200 Class A shares owned, in the aggregate, approximately 11,158 or approximately 0.7% of the outstanding Class A shares.
     As of May 19, 2005, we had approximately 368 record holders of Class B shares, of which approximately 307 record holders owned fewer than 200 Class B shares. As of such date, these record holders owning fewer than 200 Class B shares owned, in the aggregate, approximately 13,437 or approximately 1.6% of the outstanding Class B shares.
     While we have limited direct knowledge of the number of shares of common stock owned beneficially (but not of record) by persons who hold such shares in street name, based upon information obtained from our transfer agent and from the securities depositary which holds most of such shares, we believe there are, in addition to the shares identified above, approximately 40,000 Class A shares and 16,500 Class B shares held by beneficial owners who would be cashed out in the transaction.
     Consequently, we expect that the number of record holders of each class of the common stock would be reduced to fewer than 300, and we would be able to deregister the common stock under the Exchange Act and no longer be subject to the SEC filing and reporting requirements imposed on SEC reporting companies. We also expect that the total number of each shares of both classes that would be cashed out in the transaction at $14.25 per share would be approximately 56,140 shares, for a total cash payment of approximately $800,000. It should be noted, however, that changes in share ownership prior to the effective time of the transaction, as well as the actual distribution of shares held in street name and the extent to which beneficial owners of those shares participate in the transaction, would affect those estimates, perhaps materially.

Purpose and Reasons for the Transaction
     The purpose of the transaction is to cash out the shares of stockholders which, at the effective time of the transaction, total fewer than 200 of a particular class at a price of $14.25, for each of such shares owned immediately before the effective time, in order to enable us to deregister the common stock under the Exchange Act and thus terminate our obligation to file annual and periodic reports and make other filings with the SEC.
     The board of directors has no present intention to raise capital through sales of securities in a public offering in the future or to acquire other business entities using our stock as the consideration for any acquisition, and we are therefore unlikely to have the opportunity to take advantage of our current status as an SEC reporting company for these purposes. If for any reason the board of directors decides in the future to access the public capital markets, we could do so by filing a registration statement for such securities.
     The reasons for the transaction and subsequent deregistration can be summarized as:
•	Eliminating the costs associated with filing reports and documents with the SEC under the Exchange Act;

•	Eliminating the costs of compliance with the Sarbanes-Oxley Act of 2002 and related regulations;

•	Reducing the direct and indirect costs of administering stockholder accounts and responding to stockholder requests; and

•	Affording stockholders holding fewer than 200 shares of a particular class of common stock immediately before the transaction the opportunity to receive cash for such shares of that class at a price that represents a premium of more than 20% over the pre-announcement trading price, without having to pay brokerage commissions and other transaction costs.
     We incur direct and indirect costs associated with the filing and reporting requirements imposed on SEC reporting companies. As an SEC reporting company, we are required to prepare and file with the SEC, among other items, the following:
•	Annual Reports on Form 10-K;

•	Quarterly Reports on Form 10-Q;

•	Proxy statements and annual reports required by Regulation 14A under the Exchange Act;

•	Current Reports on Form 8-K.
     In addition, we pay for the costs of preparing our directors’ and officers’ Section 16(a) reports (Forms 3, 4 and 5) and Section 13(d) reports (Schedule 13D or Schedule 13G) (for directors or officers that are 5% stockholders).
     The costs associated with these reports and other filing obligations are a significant overhead expense, including professional fees for our auditors and legal counsel, printing and mailing costs, internal compliance costs, listing fees and transfer agent costs. These related costs have been increasing over recent years, and we believe that they will continue to increase, particularly as a result of the additional reporting and disclosure obligations imposed on SEC reporting companies by the recently enacted

Sarbanes-Oxley Act of 2002. The annual savings that we expect to realize as a result of the transaction are estimated as follows:

Areas of Cost Reduction or Elimination	Amount
Reduction of Independent Auditors’ Fees and Other Compliance Costs	$139,000
Elimination of Costs of Compliance with Section 404 of the Sarbanes-Oxley Act	$355,750
Elimination of Legal Costs Attributable to SEC Reporting	$58,000
Elimination of American Stock Exchange Fees	$15,000
Reduction of Transfer Agent, Printing and Mailing Costs	$45,500
Other	$23,000
Total	$636,250
     Estimates of the annual savings expected to be realized if the transaction is implemented are based upon the actual costs to us of the services and disbursements in each of the above categories that were reflected in our recent historical financial statements and the allocation to each category of management’s estimates of the portion of the expenses and disbursements in such category believed to be solely or primarily attributed to the Company’s SEC reporting company status.
     In addition, our management estimates there will be a reduction in auditing fees if we cease to be an SEC reporting company and there will not be any fees for the auditor to attest to our internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act. In addition, there will be more limited needs for legal counsel for SEC matters. Other savings estimates include: savings in transfer agent’s fees that could be expected because of the estimated reduction in the number of accounts to be handled by the Transfer Agent, the lower printing and mailing costs attributable to such reduction and the less complicated disclosure required by our non-SEC reporting status; and the consequent reduction in associated expenses (e.g., word processing, edgarizing, telephone and fax charges associated with SEC filings).
     The amounts set forth above are only estimates, and the actual savings to be realized may be greater or less than such estimates. In addition, we expect the various costs associated with remaining an SEC reporting company will continue to increase as a result of the Sarbanes-Oxley Act of 2002 and regulations adopted pursuant to that legislation. Based on our size and resources, the board does not believe the costs associated with remaining an SEC reporting company are justified.
     During the 12-month period prior to announcement of the proposed transaction, from June 10, 2004 to June 9, 2005, the average daily trading volume on the American Stock Exchange of Class A shares was approximately 2,100 shares and of Class B shares was approximately 125 shares.
     The board also compared the benefits of the transaction with various disadvantages of the transaction, including:
•	Our cash reserves would decrease to fund the purchase of fractional shares and the costs of the transaction;

•	We would have less ability to raise capital in the public security markets, although we have not done this in many years;

•	Remaining stockholders could experience reduced liquidity for their shares of common stock;

•	The common stock could experience pricing volatility as a result of being quoted on the “pink sheets” instead of being traded on the American Stock Exchange, including the possibility of sharply reduced trading prices;

•	As a result of being quoted in the “pink sheets” instead of being traded on the American Stock Exchange, it is possible that there could be greater spreads between the bid and asked prices for common stock;

•	We would no longer be subject to certain federal securities laws, including the Securities Exchange Act of 1934 (the “Exchange Act”) and the Sarbanes-Oxley Act, as a result of which:
•	We would no longer be required to make filings, such as quarterly reports on Form 10-Q and annual reports on Form 10-K, with the SEC and our officers would no longer be required to make certifications with respect to our financial statements;

•	Certain liability provisions of the Exchange Act would no longer apply to us;

•	The short-swing profit recovery provisions of Section 16(b) of the Exchange Act would no longer apply to our officers, directors, and 10% stockholders and such persons would no longer be required to file beneficial ownership reports under Section 16(a); and

•	The Exchange Act’s proxy statement disclosure rules and the related requirement to provide an annual report to stockholders would no longer apply to us.
•	We could have less flexibility in attracting and retaining executives and employees because equity-based incentives are not as attractive in a non-SEC reporting company; however, we have not provided equity-based compensation to employees since 1997; and

•	Stockholders who are cashed out would not have an opportunity to liquidate their shares at a time and for a price of their choosing, and could be unable to participate in our future earnings or growth unless they are able to purchase our shares after the transaction.
     If the transaction is implemented, we estimate that through their combined direct and indirect holdings of the Company’s common stock the interests of D. Gary McRae and James W. McRae in our net book value and our net earnings would be impacted as follows:
•	Their interest in our net book value on a pro forma basis as of April 30, 2005 would increase on a percentage basis from approximately 40.7% to approximately 41.5% and would decrease in dollar amount from approximately $15,077,000 to approximately $15,004,000; and

•	Their interest in our net earnings on a pro forma basis for the nine months ended April 30, 2005 would increase on a percentage basis from approximately 40.7% to approximately 41.5% and would increase in dollar amount from approximately $1,350,000 to approximately $1,465,000.
     The board believes that the benefits of the transaction outweighed the disadvantages of the transaction.
     In light of the foregoing, the board believes that it is in the best interests of the Company and our stockholders, including unaffiliated stockholders, to change our status to a non-SEC reporting company at this time and to delist our shares from the American Stock Exchange.

Alternatives Considered
     The board considered several other alternatives to accomplish the reduction in the number of record holders of each class of common stock to fewer than 300, but ultimately rejected these alternatives because the board believed that the proposed transaction consisting of a reverse stock split followed by a forward stock split structure would be the simplest, most certain and least costly method. The other alternatives considered were:
•	Cash Tender Offer at Similar Price Per Share. The board did not believe that a tender offer would necessarily result in the purchase of a sufficient number of shares to reduce the number of record holders of each class of common stock to fewer than 300 because many stockholders with a small number of shares might not make the effort to tender their shares and the cost of completing the tender offer could be significant in relation to the value of the shares that are sought to be purchased. Alternatively, if most of the holders of common stock tendered their shares, we would be required to purchase shares from all tendering stockholders, which would result in a substantially greater cash amount necessary to complete the transaction, or in a proration of purchases which would not reduce the number of record holders. Regardless, a tender offer would provide no guarantee that the number of record holders of each class of common stock would ultimately be reduced to fewer than 300. In comparison, if approved by stockholders the transaction should allow us to accomplish our SEC deregistration objectives.

•	Cash-Out Merger. The board considered and rejected this alternative because the proposed transaction would be more simple and cost-effective than a cash out merger.

•	Purchase of Shares in the Open Market. The board rejected this alternative because it concluded it was unlikely that we could acquire shares from a sufficient number of record holders to accomplish the board’s objectives in large part because we would not be able to dictate that open share purchases only be from record holders selling all of their shares.

•	Reverse Stock Split Without a Forward Stock Split. This alternative would accomplish the objective of reducing the number of record holders of each class of common stock below the 300 threshold, assuming approval of the reverse stock split by our stockholders. In a reverse stock split without a subsequent forward stock split, we would acquire not only the interests of the cashed out stockholders but also the fractional share interests of those stockholders who are not cashed out (as compared to the proposed transaction in which only those stockholders whose shares are converted to less than one whole share after the reverse stock split would have their fractional interests cashed out; and all fractional interests held by stockholders holding more than one whole share after the reverse stock split would be reconverted to whole shares in the forward stock split). Thus, the board rejected this alternative due to the higher cost involved of conducting a reverse stock split without a forward stock split.
Recommendation of the Special Committee
     The special committee consisted of three non-employee directors, Hilton J. Cochran, Brady W. Dickson and William H. Swan. Each of these directors has been deemed “independent” by the board of directors, as such term is defined under Section 121A of the American Stock Exchange Rules and Rule 10A-3 of the Exchange Act. The special committee retained Oxford Advisors, LLC (“Oxford Advisors”) as its financial advisor.
     In evaluating the proposed transaction and the cash consideration, the special committee relied on its knowledge of our business, financial condition and prospects, as well as the advice of its financial advisor and legal counsel. In view of the wide variety of factors considered in connection with the evaluation of the transaction and cash consideration, the special committee did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the specific factors it considered in reaching its determinations.
     The discussion herein of the information and factors considered by the special committee is not intended to be exhaustive, but is believed to include all material factors considered by the special committee.
Factors Considered in Determining Fairness of the Transaction to Unaffiliated Stockholders Who Would Be Cashed Out
     In determining that the special committee would recommend the transaction and the cash consideration to the board of directors, the special committee considered the following substantive factors related to the transaction’s fairness to the unaffiliated stockholders who would be cashed out in the transaction which, in the view of the special committee, in the aggregate supported such determination.
•	Distinction Between Class A and Class B shares. The special committee noted the different legal rights associated with our Class A shares and Class B shares under our certificate of incorporation and that, although the Class A shares have historically traded at a slight premium to the Class B shares, the Class B shares are convertible on a one-for-one basis into Class A shares. The special committee determined that the interests of the Class A stockholders and the Class B stockholders in the transaction are substantially the same and that our paying the same consideration to Class A stockholders and to Class B stockholders who would be cashed out in the transaction would be both fair and appropriate. For further discussion on the historical trading price of our common stock, please see “Market for Common Stock and Related Stockholder Matters” below.

•	Current and Historical Prices of the Company’s Common Stock. The special committee considered both the historical market prices and recent trading activity and current market prices of the common stock. The special committee reviewed the high and low sales prices from August 4, 2002 to June 9, 2005 for the Class A shares, which ranged from $6.07 to $14.25 per share, and for the Class B shares, which ranged from $6.20 to $14.05 per share. The last sales prices of the common stock on June 9, 2005, the last trading day before we announced the transaction, were $11.48 per Class A share and $11.70 per Class B share.
The special committee noted that, as a positive factor, the cash consideration of $14.25 for each share held by a stockholder immediately before the effective time to be cashed out by the transaction, represents a premium over the pre-announcement trading price, and was not less than the highest price at which the common stock was traded in the past three years. In addition to stockholders receiving a premium to the trading price of the common stock as a result of the reverse stock split, such stockholders will achieve liquidity without incurring brokerage costs.
•	Going Concern Value. In determining the cash amount to be paid to cashed out stockholders in the transaction, the special committee considered the valuation of the Company and the common stock on the basis of a going concern as presented in Oxford Advisors’ report, without giving effect to any anticipated effects of the transaction.
In considering the going concern value of the shares, the special committee adopted the analyses and conclusions of Oxford Advisors, which indicated a share price range of $9.81 - $18.07 and which are described below under “Special Factors — Opinion and Report of Oxford Advisors.” Accordingly, the special committee believes that the going concern analysis supports its determination that the transaction is fair to stockholders who would be cashed out by the transaction.
•	Liquidation Value. In determining the cash amount to be paid to cashed out stockholders in the transaction, the special committee did not consider, and did not request its financial advisor to evaluate, the Company’s liquidation value. The special committee did not view the Company’s liquidation value to be a relevant measure of valuation given its view that the Company’s going concern value significantly exceeds its liquidation value based on the fair market value of the Company’s assets, given their age and condition and limited marketability, compared to the value of the earnings the Company expects to earn in its operations using such assets.

•	Net Book Value. As of January 29, 2005, the net book value per share of common stock (Class A and Class B) was $13.39. The special committee noted that book value per common share is an historical accounting value which may be more or less than the net market value of our assets after payment of our liabilities, and a liquidation would not necessarily produce a higher than book value per common share. Accordingly, the special committee believes the book value per common share supports its determination that the transaction is fair to stockholders who would be cashed out by the transaction.

•	Opinion of Oxford Advisors. The special committee considered the opinion of Oxford Advisors rendered and delivered to the special committee and to the board of directors on May 31, 2005, to the effect that, as of the date of such opinion and based upon and subject to certain matters stated therein, the cash consideration of $14.25, for each share held immediately before the effective time to be cashed out by the transaction, is fair from a financial point of view to our stockholders who would be cashed out. For more information about the opinion you should read the discussion below under “Special Factors — Opinion of the Financial Advisor.”

•	Limited Liquidity for the Company’s Common Stock. The special committee recognized the lack of an active trading market and the very limited liquidity of the common stock. With respect to the stockholders who would be cashed out in the transaction, the special committee recognized that this transaction presents such stockholders an opportunity to liquidate their holdings at a price which represented a premium to the pre-announcement market value, without incurring brokerage costs.

•	Procedural Fairness. In considering the procedural fairness of the transaction to the unaffiliated stockholders who would be cashed out in the transaction, the special committee considered the fact that the transaction is not structured so that approval of at least a majority of unaffiliated stockholders is required as well as the fact that no unaffiliated stockholder representative was retained to act solely on behalf of the unaffiliated stockholders in the transaction to negotiate the terms or prepare a report on behalf of the unaffiliated stockholders. The special committee believes that the transaction is procedurally fair because, among other things:
•	The transaction has been approved by a special committee comprised solely of independent directors;

•	The transaction is being effected in accordance with the applicable requirements of Delaware law;

•	In accordance with the applicable requirements of Company’s certificate of incorporation and Delaware law, the transaction is being submitted to a vote of the stockholders and is subject to approval of holders of a majority of the outstanding shares of each class of common stock;

•	Stockholders can increase, divide or otherwise adjust their existing holdings, before the effective time of the transaction, so as either to retain some or all of their shares or to be cashed out with respect to some or all of their shares; and

•	Stockholders who would be cashed out in the transaction but who desire to continue to be investors in the Company would likely have the opportunity to use the proceeds received in the transaction, which on a per share basis would represent the highest price paid for the common stock over the past three fiscal years, to acquire shares of common stock in the over-the-counter markets.
Factors Considered in Determining Fairness of the Transaction to Unaffiliated Stockholders Who Would Remain
     In determining that the special committee would recommend the transaction and the cash consideration to the board of directors, the special committee considered the following substantive factors related to the transaction’s fairness to the unaffiliated stockholders who would remain following the transaction which, in the view of the special committee, in the aggregate supported such determination.
     In considering the transaction’s effect on the stockholders who would remain following the transaction, the special committee considered all the same factors it considered with respect to the transaction’s effects on the unaffiliated stockholders who would be cashed out in the transaction. The special committee considered such factors because as continuing stockholders of the Company the unaffiliated stockholders who would remain following the transaction have an interest in ensuring that the transaction is fair to the unaffiliated stockholders who would be cashed out in the transaction and because the same factors that bear on the fairness of the cash out price to the cashed out stockholders also bear on the fairness of the cash out price to the stockholders who would remain, since Company cash will be used to pay the cash out consideration.
     The special committee also considered the following additional factors related to the transaction’s fairness to the unaffiliated stockholders who would remain following the transaction.
•	Future Cost Savings. The special committee considered that unaffiliated stockholders remaining after the transaction will benefit from the reduction of direct and indirect costs borne by us to maintain our status as an SEC reporting company. Such reduction will include, but not be limited to, the elimination of increased costs to comply with the additional requirements of SEC reporting companies imposed by the Sarbanes-Oxley Act of 2002 and related SEC and American Stock Exchange regulations and the time and attention currently required of management to fulfill such requirements. For a full discussion of the cost savings, see “Special Factors — Purpose and Reasons for the Transaction.” In view of such cost savings, the special committee determined that the estimated cash amount proposed to be paid to cashed out stockholders in the transaction represented an appropriate use of cash and was fair to both affiliated and unaffiliated stockholders who would remain after the transaction.

•	Limited Liquidity for the Company’s Common Stock. The special committee recognized the lack of an active trading market and the very limited liquidity of the common stock. With respect to the unaffiliated stockholders who will remain stockholders after the transaction, the special committee noted that the effect of this transaction on their liquidity is mitigated by the limited liquidity they currently experience and that shares of common stock will likely be quoted on the “pink sheets.”

•	Same Effects on Both Affiliated and Unaffiliated Stockholders. The special committee considered the fact that the effects of the transaction on the unaffiliated stockholders who would remain following the transaction would be identical to the effects of the transaction on the affiliated stockholders who would remain following the transaction.

•	Procedural Fairness. In considering the procedural fairness of the transaction to the unaffiliated stockholders who would remain following the transaction, the special committee considered all the same factors it considered with respect to the procedural fairness of the transaction to the unaffiliated stockholders who would be cashed out in the transaction as well as the fact that the effects of the transaction on such stockholders would be identical to the effects of the transaction on the affiliated stockholders who would remain following the transaction.
     Based on the foregoing analyses, the special committee believes that the transaction is procedurally and substantively fair to all holders of Class A shares and all holders of Class B shares, including the unaffiliated stockholders, regardless of whether a stockholder receives cash or continues to be a stockholder following the transaction, and believes the proposed cash amount to be fair consideration for those stockholders holding less than 200 shares of a particular class of common stock. The transaction was unanimously recommended by the special committee to the full board of directors.
Recommendation of the Board of Directors
     The board unanimously determined that the transaction, taken as a whole, is fair to and in the best interest of the Company and our stockholders, including unaffiliated stockholders, as discussed below, regardless of whether a stockholder receives cash in lieu of fractional share interests or remains a holder of common stock. The board recommends that stockholders vote for approval of the transaction.
     The board has retained for itself the absolute authority to defer or abandon (and not implement) the transaction, even if the stockholders have approved and authorized the transaction and without further action or authorization by the stockholders, if the board of directors determines at any time before the transaction’s consummation, that the transaction is not then in the best interests of the Company and our stockholders. Please see “Special Factors — Reservation of Rights” for further discussion on this.
     At the board’s meeting on May 31, 2005, the board reviewed with the special committee its anticipated recommendations and the reasons therefore, as discussed above under “Recommendation of the Special Committee,” and reviewed with Oxford Advisors in its report and proposed fairness opinion. The board had an opportunity to ask questions and discuss each of the analyses presented by Oxford Advisors. After considerable discussion and deliberation, the board of directors concurred in the recommendations of the special committee and its reasoning in reaching those recommendations, subject to obtaining further information about the distribution of holdings of shares held beneficially in street name, in order to better assess the potential costs of the transaction at different exchange ratios.
     On June 10, 2005 the full board again met, following a meeting of the special committee. After considering information obtained about the distribution of shares held in street name, the board concurred in the special committee’s recommendation of a 1-for-200 ratio for the reverse stock split and 200-for-1 ratio for the forward stock split, and, adopting the reasoning and recommendations of the special committee, approved the transaction as described in this proxy statement.
     Based on the foregoing analysis and the recommendation of the special committee, the board believes that the transaction is procedurally and substantively fair to all holders of Class A shares and all holders of Class B shares, including the unaffiliated stockholders, regardless of whether a stockholder receives cash or continues to be a stockholder following the transaction. The transaction was unanimously approved by the board, including by all non-employee directors, and recommended to the stockholders for their approval.
Fairness of the Transaction
     As described above under “Recommendation of the Board of Directors,” the Company’s board reasonably believes that that the transaction is procedurally and substantively fair to all unaffiliated holders of Class A shares and all unaffiliated holders of Class B shares, including both the unaffiliated stockholders who will receive cash for their shares of common stock in the transaction and those who will continue to be stockholders following the transaction. D. Gary McRae and James W. McRae, each of whom is a member of the board, have indicated that they reasonably believe the transaction is procedurally and substantively fair to all unaffiliated holders of Class A shares and all unaffiliated holders of Class B shares, including both the unaffiliated stockholders who will receive cash for their shares of common stock in the transaction and those who will continue to be stockholders following the transaction, based upon the same factors considered by the board, and they each specifically adopt the analysis and conclusions of the board as set forth above under “Recommendation of the Board of Directors.”
     In reaching these determinations, none of the board, D. Gary McRae or James W. McRae assigned specific weights to particular factors, and considered all factors as a whole.
     Neither D. Gary McRae nor James W. McRae received any reports, opinions or appraisals from any outside party relating to the transaction other than the fairness opinion of Oxford Advisors they received in their capacity as directors of the Company.
     See “Special Factors – Interests of Certain Persons in the Merger.”
Opinion of the Financial Advisor
     The special committee of the board of directors retained Oxford Advisors on April 25, 2005 to act as financial advisor to the Company in connection with the proposed transaction for a fee of $35,000. Prior to its retention, Oxford Advisors had no material relationship with us.
     On June 10, 2005, Oxford Advisors delivered an opinion to the special committee and the board of directors that, as of such date, the cash consideration of $14.25 per share payable to holders who would be cashed out by the transaction was fair, from a financial point of view, to those stockholders who would receive the cash consideration, including unaffiliated stockholders, and to the remaining stockholders who would not be cashed out. The full text of Oxford Advisors’ opinion is attached to this proxy statement as Appendix B.
     In connection with its opinion, Oxford Advisors has, among other things:
•	reviewed the Proxy Statement;

•	reviewed and analyzed current and historical market prices and trading activity of the common stock of the Company and certain other relevant historical information relating to the Company made available to it from published sources and from the internal records of the Company;

•	compared certain financial information for the Company with similar information for certain other publicly traded companies, as described below;

•	reviewed the principal financial terms, to the extent publicly available, of selected precedent transactions that it deemed generally comparable to the transaction;

•	reviewed and discussed the business prospects and financial outlook of the Company with representatives of the senior management of the Company;

•	visited the operating facilities and business offices of the Company; and

•	performed such other financial studies, analyses and investigations as it deemed appropriate.
     With respect to the data and discussions relating to the business prospects and financial condition of the Company, Oxford Advisors assumed that such data was reasonably prepared on a basis reflecting the best currently available estimates and judgment of our management as to our future financial performance. Oxford Advisors further relied on the assurances of our senior management that they are unaware of any facts that would make such business prospects and financial outlook incomplete or misleading.
     In rendering its opinion, Oxford Advisors relied upon and assumed the accuracy and completeness of the financial, legal, tax, operating and other information provided to Oxford Advisors by us (including our financial statements and related notes thereto), and did not assume responsibility for independently verifying and did not independently verify such information. Oxford Advisors did not assume any responsibility to perform, and has not performed, an independent evaluation or appraisal of our assets or liabilities, and was not furnished with any such valuations or appraisals. Additionally, Oxford Advisors was not asked and did not consider the possible effects of any litigation or other legal claims. Oxford Advisors assumed that the transaction will be consummated in a timely manner and in accordance with the terms set forth in this proxy statement.
     While Oxford Advisors rendered its opinion and provided certain financial analyses to the special committee and board of directors, its opinion was only one of many factors taken into consideration by the special committee in making its recommendation to the board of directors and by the board of directors in recommending the transaction to the stockholders. Oxford Advisors did not recommend to the special committee or the board of directors the specific amount of consideration that should be paid in the proposed transaction. The decisions to recommend and pursue the proposed transaction and the determination of the amount of consideration to be paid in connection with the reverse stock split were solely those of the special committee and the board of directors.
     In preparing its opinion, Oxford Advisors performed a variety of analyses, which are described below, and which Oxford Advisors believed to be the conventional valuation methodologies typically used by expert financial advisors to value companies and the most appropriate methodologies to value the Company for purposes of rendering its opinion. Oxford Advisors considered the results of all such analyses as a whole and did not attribute any particular weight to any specific analysis or factor. As such, consideration of only a portion of the analyses could create an incomplete view of the processes underlying Oxford Advisors’ opinion. The following paragraphs summarize the quantitative and qualitative analyses performed by Oxford Advisors in arriving at the opinion delivered to the special committee.
Analysis of Similar Consideration to Class A Shares and Class B Shares Cashed Out
     Oxford Advisors discussed the different legal rights associated with our Class A shares and Class B shares under our certificate of incorporation with our counsel and reviewed historical trading prices for both classes of common stock. The financial advisor noted that although the Class A shares have historically traded at a slight premium to the Class B shares, the Class B shares are convertible on a one-for-one basis into Class A shares. In consideration of the foregoing, Oxford Advisors determined that our paying the same consideration to Class A stockholders and to Class B stockholders who would be cashed out in the transaction would be both fair and appropriate. The special committee and board of directors concurred with Oxford Advisors’ view on this matter.
Discounted Cash Flow Analysis
     Due to the cyclical nature of our business units, management was unable to provide Oxford Advisors with projections beyond fiscal 2005. As a result, Oxford Advisors concluded that a discounted cash flow analysis of the Company was not possible.
Comparable Company Analysis
     In connection with its opinion, Oxford Advisors compared certain financial information, including the market values and trading multiples, of the Company with similar information for five publicly traded footwear companies whom Oxford Advisors believed had operations most comparable to ours. Oxford advisors deemed each of these companies to be comparable to the Company because like us each of them is a footwear manufacturer that competes in our industry. Oxford Advisors noted that none of the companies used in this analysis were identical to the Company. Oxford Advisors excluded our bar code business, Compsee, from its analysis. Since 1999, Compsee has generated, and currently generates, negative operating profit and has no immediate prospect of profitability. In Oxford Advisors’ view, inclusion of Compsee would have improperly skewed its analysis.
     The companies used in the comparison were:
•	Lacrosse Footwear Inc. (BOOT)

•	Brown Shoe Company Inc. (BWS)

•	Footstar Inc. (FTSTQ.PK)

•	Rocky Shoes and Boots (RCKY)

•	Wellco Enterprises Inc (WLC)
     In performing its analysis below and determining the multiples for the comparable companies, Oxford Advisors made the following assumptions:
•	the financial information for the comparable companies and for us is accurate and reliable;

•	economic, market, financial and other conditions as they existed at the time of the analysis would continue to hold steady in the immediate future; and

•	the average multiples were discounted by 15% to reflect the significantly larger median size of the comparable companies as compared to us.
     Based on the market values of the companies listed above, Oxford Advisors analyzed their respective shareholders’ equity, revenues and EBITDA (earnings before interest, taxes, depreciation and amortization) to determine multiples for each of these valuation categories for each comparable company. Oxford Advisors used these three categories in its analysis due to their general acceptance and use in the financial community as metrics representative of a company’s enterprise value and Oxford Advisors’ own belief that they are the three most relevant and accurate indicators of our value. Oxford Advisors then averaged the multiples of the comparable companies for each of the three valuation categories (shareholders’ equity, revenues and EBITDA) to derive a single average multiple for each of the three categories.
     Discounting for our substantially smaller size than those of the comparable companies, Oxford Advisors used the three multiples to determine the following data (dollars in thousands):

			Implied		Implied
Enterprise Value as	Average	Company	Enterprise	Long Term	Value per
Multiple of	Multiple	Financials	Value	Debt	Share

Revenues (LTM)	0.44x	$62,900	$27,676	$(503)	$ 9.81
EBITDA (LTM)	5.8x	$6,196	$34,936	$(503)	$12.80
Shareholders’ Equity	1.6x	$31,588	$50,541	$(503)	$18.07
Averages	2.6x	$33,561	$37,688	$(503)	$13.56
     Oxford Advisors, using the average multiples, determined that our implied enterprise value ranged from approximately $27.7 million to approximately $50.5 million and that the implied value per share based on the market values of the comparable companies was approximately $9.81 per share based on revenue analysis, approximately $12.80 per share based on EBITDA analysis and approximately $18.07 per share based on stockholders’ equity analysis. Consequently, the range of implied value per share was $9.81 to $18.07, and the average implied value per share of the three different analyses used was $13.56. The proposed cash out consideration of $14.25 per share represents a premium of approximately 5% to this average implied value per share.
Market Analysis
     Oxford Advisors reviewed and analyzed the common stock’s current and historical market prices and trading activity and certain other relevant historical information relating to us made available by published sources and from our internal records. Observing our common stock price over the past three fiscal years, Oxford Advisors noted that the highest price per share has been $14.25.
Comparable Transactional Analysis
     To the extent possible, Oxford Advisors reviewed the principal financial terms of selected transactions during the past 24 months involving reverse stock splits with the stated purpose of “going private.” Oxford Advisors deemed these transactions to be generally comparable to the proposed transaction since the proposed transaction also involves a reverse stock split for the purpose of “going private.” In each of the precedent transactions considered, Oxford Advisors analyzed the implied valuation premiums paid. This premium amount was calculated by Oxford Advisors by comparing the cash out price paid in each precedent transaction to both the closing price of the relevant stock on the day prior to the announcement of the proposed transaction and the highest closing price of the relevant stock in the 12-months prior to the announcement of such transaction. The premium paid in the precedent transactions based on the proposed cash out price versus the closing price of the relevant stock on the day prior to the announcement of the transaction ranged from approximately 27% to approximately 44%. However, in none of the precedent transactions was a premium paid over the highest closing price of the relevant stock in the 12-months prior to the announcement of the transaction and the discount paid in the precedent transactions based on the proposed cash out price versus the highest closing price of the relevant stock in the 12-months prior to the announcement of such transaction ranged from approximately 13% to approximately 23%. Oxford Advisors noted that the proposed cash out price for the transaction represents a premium of approximately 24% over the closing price of the Class A common stock on the day prior to the announcement of the transaction and 22% over the closing price of the Class B common stock on the day prior to the announcement of the transaction, which is below the range of such premiums paid in the precedent transactions. Oxford Advisors further noted that the proposed cash out price for the transaction represents the highest closing price of the Class A and Class B common stock in the 12-months prior to the announcement of the transaction, whereas in all the precedent transactions the cash out price paid represented a significant discount to the highest closing price of the relevant stock in the 12-months prior to the announcement of such transactions. Oxford Advisors believed that the fact that the proposed cash out price represented the highest closing price of the Class A and Class B common stock in the 12-months prior to the announcement of the transaction was a more important indicator of the fairness of the transaction then the amount of the premium paid over the closing price of the Class A and Class B common stock on the day prior to the announcement of the transaction since in its view the highest price paid for the common stock over the 12-month period prior to announcement of the transaction was a better indicator of fairness then the closing price on the day prior to the announcement of the transaction.
Fairness to Remaining Stockholders
     Oxford Advisors noted that implementation of the transaction will require the Company to use its cash reserves to pay for the shares to be cashed out and to pay estimated transaction costs of $150,000. Based on expected annual cost savings of approximately $600,000, Oxford Advisors believed this to be an appropriate use of cash and beneficial to the remaining stockholders.
Conclusion
     Based upon the above analyses, Oxford Advisors determined that $14.25 per share is fair, from a financial point of view, to all holders of Class A shares and all holders of Class B shares who would be cashed out and to all holders of Class A shares and all holders of Class B shares who would remain stockholders after the transaction. Oxford Advisors provided its advisory services and its fairness opinion for the information of and assistance to the special committee and the board of directors. We have agreed to indemnify Oxford Advisors against certain liabilities, including liabilities arising under the federal securities laws.
Certain Effects of the Transaction
     The transaction will have various effects on us, the affiliated stockholders and the unaffiliated stockholders, which are described in the sections immediately below:
Effects on the Company
     If approved at the Special Meeting, the transaction will have various effects on us, as described below:
•	Reduction in the Number of Stockholders and the Number of Outstanding Shares. We believe that the transaction will reduce the number of record stockholders of Class A shares, from approximately 360 to approximately 125, and the number of record stockholders of Class B shares, from approximately 370 to approximately 60. We believe that the transaction will reduce the number of outstanding Class A shares from [2,240,841] shares, as of August 17, 2005, to approximately 2,200,000 shares and the number of outstanding Class B shares from [527,658] shares, as of August 17, 2005, to approximately 511,000 shares.
•	Decrease in Stockholder Equity Book Value Per Share. As a result of the approximately 56,140 pre-split shares of common stock expected to be cashed out at $14.25 per share, for a total cost (including expenses) of $950,000:
•	Aggregate stockholders’ equity of the Company as of April 30, 2005, would reduce from approximately $37,039,000 on a historical basis to approximately $36,143,000 on a pro forma basis; and

•	The book value per share of common stock as of April 30, 2005, would decrease from $13.38 per share on a historical basis to approximately $13.33 per share on a pro forma basis.
•	Termination of Exchange Act Registration. The common stock is currently registered under the Exchange Act. We plan to have our shares delisted from the American Stock Exchange and file a Form 15 with the SEC following the transaction to terminate this registration if our common stock is no longer held by 300 or more stockholders of record of each class of common stock. Terminating the common stock’s registration under the Exchange Act would substantially reduce the information we are required to furnish to our stockholders and to the SEC. It would also make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, Section 16(a) reporting for officers, directors, and 10% stockholders, proxy statement disclosure in connection with stockholder meetings, and the related requirement of an annual report to stockholders, no longer applicable. We intend to apply for such termination as soon as practicable following completion of the transaction.

•	Effect on Market for Common Stock. The common stock is currently traded on the American Stock Exchange. In connection with the transaction, the common stock will be delisted from the American Stock Exchange. Delisting, together with the reduction in public information concerning us as a result of its no longer being required to file reports under the Exchange Act, could further reduce the liquidity of the common stock, although we believe the common stock would be quoted on the “pink sheets” and our remaining stockholders will continue to be able to trade their shares in the over-the-counter markets or private transactions. Deregistration and delisting could make it more difficult for us to raise additional capital, use our stock as consideration in business acquisitions, or provide equity-based compensation to our executives and other employees, although we have done none of those things in recent years and have no current plans to do any of them.

•	Financial Effects of the Transaction. We expect to use approximately $950,000 of cash to complete the transaction, including transaction costs, and that this use of cash will not have any materially adverse effect on our liquidity, results of operation, or cash flow. Because we do not know the exact amount of shares that would be cashed out, we can only estimate the total amount to be paid to stockholders in the transaction. We have sufficient cash and short term cash equivalents to fund the transaction and believe that such costs will be more than offset by anticipated cost savings. For further discussion of our financing of the transaction, please refer to the section below entitled “Special Factors — Source of Funds and Financing of the Transaction.”
Effects on Stockholders
     As used in this proxy statement, the term “affiliated stockholder” means any stockholder who is one of our directors or executive officers, and the term “unaffiliated stockholder” means any stockholder other than an affiliated stockholder. Although the transaction will generally affect all stockholders the same, all but one affiliated stockholders own 200 or more shares of a class of common stock. As a result, we expect that the percentage ownership of our officers and directors as a group would increase from approximately [36.3%] of our Class A common stock and [61.4%] of our Class B common stock before the transaction to approximately [37.0%] of our Class A common stock and [63.5%] of our Class B common stock after the transaction. For more information on our officers’ and directors’ security interests, please refer to the section below entitled “Security Ownership of Directors and Executive Officers.”
     The effects of the transaction to a stockholder would vary based on whether or not all or any portion of the stockholder’s shares would be cashed out in the transaction. The determination of whether or not any particular shares of common stock would be cashed out in the transaction would be based on whether the holder of those shares holds fewer than 200 shares of a particular class of common stock and whether such shares are held of record or in street name with a broker or other nominee. Because a stockholder may hold 200 or more shares of one class of common stock and less than 200 shares of the other class of common stock, a stockholder may have a portion of such stockholders’ shares cashed out and a portion may remain outstanding after the transaction. Similarly, because a stockholder may hold a portion of his shares of record and a portion of his shares in street name, a stockholder may have a portion of his shares subject to the terms of the transaction and a portion not subject to the transaction depending on the procedures and determination of his broker or other nominee.
•	Cashed Out Stockholders. Stockholders owning fewer than 200 shares of a particular class of common stock immediately before the effective time of the transaction will, upon consummation of the transaction:
•	Receive cash consideration of $14.25 for each of share of that class of common stock held immediately before the effective time;

•	No longer have an equity interest in us with respect to such class of shares; and

•	Be required to pay federal and, if applicable, state, local and foreign income taxes on the cash amount received in the transaction or recognize loss for tax purposes depending upon the purchase price of their stock.
•	Remaining Stockholders. Potential effects on stockholders who remain as stockholders after the transaction include:
•	Reduced Reporting Requirements for Officers and Directors. The directors and executive officers will no longer be subject to the reporting and short-swing profit provisions under the Exchange Act with respect to changes in their beneficial ownership of common stock.

•	Decreased Liquidity. The liquidity of the shares of common stock held by stockholders may be further reduced by the transaction due to the expected termination of the registration of the common stock under the Exchange Act and the delisting of the common stock from the American Stock Exchange. Any trading in the common stock after the transaction will only occur in the over-the-counter markets or in privately negotiated sales, and the common stock will likely only be quoted in the “pink sheets.” There can be no assurance of any market for the common stock after the transaction.

Interests of Executive Officers and Directors in the Transaction
     If implemented, the transaction will not have any effect on compensation to be received by our directors or executive officers or on our employment arrangements with our executive officers. We refer you to the information under the heading “Security Ownership of Directors and Executive Officers” for information regarding our current officers and directors and their stock ownership. As a result of the transaction, we expect that the percentage of common stock beneficially owned by our current executive officers and directors as a group would increase from approximately [36.3%] of our Class A common stock and [61.4%] of our Class B common stock before the transaction to approximately [37.0%] of our Class A common stock and [63.5%] of our Class B common stock after the transaction. Similarly, as a result of the transaction, we expect that the percentage of common stock collectively beneficially owned, directly and indirectly, by D. Gary McRae and James W. McRae would increase from approximately [35.8%] of our Class A common stock and [61.4%] of our Class B common stock before the transaction to approximately 36.5% of our Class A common stock and 63.4% of our Class B common stock after the transaction.
Conduct of the Company’s Business after the Transaction
     Following the transaction, we would continue to conduct our existing operations in the same manner as now conducted. Our directors and executive officers immediately prior to the transaction are expected to remain the directors and executive officers after the transaction. The shares of common stock that would be cashed out by the transaction would be cancelled after the transaction, included in the authorized but unissued shares and would be available for issuance in the future. We have no plans to issue additional shares of common stock.
Conditions to the Completion of the Transaction
     The transaction will not be effected unless and until our stockholders approve the transaction and the board of directors determines to implement the transaction.
     If the stockholders approve the transaction, we anticipate filing the amendments to our Certificate of Incorporation with the Delaware Secretary of State, and thereby effecting the transaction, as soon as practicable after the Special Meeting. However, the board of directors may decide to defer or abandon (and not implement) the transaction, even if the stockholders have approved and authorized the transaction and without further action or authorization by the stockholders, if the board of directors determines at any time prior to the transaction’s consummation, that the transaction is not then in the best interests of the Company and its stockholders. In addition, authorization of the transaction by the stockholders will expire on December 31, 2005 if the transaction is not implemented by that time. See the section below entitled “Special Factors — Reservation of Rights.” By voting in favor of the transaction, you are expressly authorizing the board of directors to determine to defer the transaction until as late as December 31, 2005, or abandon (and not implement) the transaction if the board of directors should so decide.
Source of Funds and Financing of the Transaction
     We expect to use approximately $950,000 to complete the transaction, including fees and expenses, and that this use of cash would not have any materially adverse effect on our liquidity, results of operation, or cash flow. Because we do not know the exact amount of shares that would be cashed out, we can only estimate that the total amount to be paid to stockholders in the transaction would be approximately $800,000. Based upon these estimates, we have sufficient cash and short term cash equivalents to fund the transaction.

     We estimate that the transaction related fees and expenses, consisting primarily of financial advisory fees, filing fees, fees and expenses of attorneys and accountants, and other related charges will total approximately $150,000 assuming the transaction is completed. This amount consists of the following estimated fees:

DESCRIPTION	AMOUNT
Filing fees and expenses	$5,000
Advisory fees and expenses	$36,000
Legal fees and expenses	$85,000
Accounting fees and expenses	$10,000
Printing, solicitation and mailing costs	$11,000
Miscellaneous Costs	$3,000
Total	$150,000
Anticipated Accounting Treatment
     We anticipate to account for the purchase of the outstanding common stock in the transaction from stockholders as retired stock.
U.S. Federal Income Tax Consequences
     Summarized below are the material federal income tax consequences to us and our stockholders resulting from the transaction. This summary is based on existing federal income tax law, which may change, even retroactively. This summary does not discuss all aspects of federal income taxation that may be important to you in light of your individual circumstances. Many types of stockholders (such as financial institutions, insurance companies, broker-dealers, tax-exempt organizations, and foreign persons) may be subject to special tax rules. Other stockholders may also be subject to special tax rules including, but not limited to, stockholders who received the common stock as compensation for services or pursuant to the exercise of an employee stock option, or stockholders who have held, or will hold, stock as part of a straddle, hedging, or conversion transaction for federal income tax purposes. In addition, this summary does not discuss any state, local, foreign, or other tax considerations.
     This summary assumes that you have held and will continue to hold your shares as capital assets and that you are one of the following:
•	A citizen or resident of the United States;

•	A corporation or an entity taxable as a corporation created or organized under U.S. law (federal or state);

•	An estate the income of which is subject to U.S. income taxation regardless of its sources;

•	A trust if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have authority to control all substantial decisions of the trust; or

•	Any other person whose worldwide income and gain is otherwise subject to U.S. income taxation on a net basis.

NO RULING FROM THE INTERNAL REVENUE SERVICE OR OPINION OF COUNSEL WILL BE OBTAINED REGARDING THE FEDERAL INCOME TAX CONSEQUENCES TO THE STOCKHOLDERS OF THE COMPANY IN CONNECTION WITH THE TRANSACTION. ACCORDINGLY, EACH STOCKHOLDER IS ENCOURAGED TO CONSULT THEIR OWN TAX ADVISOR AS TO THE PARTICULAR FEDERAL, STATE, LOCAL, FOREIGN, AND OTHER TAX CONSEQUENCES, IN LIGHT OF THEIR INDIVIDUAL CIRCUMSTANCES.
The Transaction
     We believe that the transaction would be treated as a tax-free “recapitalization” for federal income tax purposes. This would result in no material federal income tax consequences to the Company.
Federal Income Tax Consequences to Stockholders, Including Affiliates, Who Are Not Cashed out in the Transaction
     If you continue to hold the Company’s common stock immediately after the transaction, and you receive no cash as a result of the transaction, you would not recognize any gain or loss in the transaction and would have the same adjusted tax basis and holding period in your the Company’s common stock as you had in such stock immediately before the transaction.
Federal Income Tax Consequences to Stockholders, Including Affiliates, Who Both Receive Cash and Own, or Are Considered to Own for Federal Income Tax Purposes, Common Stock After the Transaction
     In some instances you may be entitled to receive cash in the transaction for shares you hold in one capacity, but continue to hold shares in another capacity. For example, you may own less than 200 shares of a particular class of common stock in your own name (for which you will receive cash) and own more than 200 shares of a particular class of common stock that are held in your brokerage account in street name. Alternatively, you may own more than 200 shares of one class of common stock, but less than 200 shares of the other class. In addition, for federal income tax purposes you may be deemed to own shares held by others. For instance, if you own less than 200 shares of a particular class of common stock in your own name (for which you will receive cash) and your spouse owns more than 200 shares of a particular class of common stock (which will continue to be held following the completion of the transaction), the shares owned by your spouse would be attributable to you for federal income tax purposes. As a result, in some instances the shares you own in another capacity, or which are attributed to you, may remain outstanding. In determining whether you are deemed to continue to hold stock immediately after the transaction, you would be treated as owning shares actually or constructively owned by certain family members and entities in which you have an interest (such as trusts and estates of which you are a beneficiary and corporations and partnerships of which you are an owner, and shares you have an option to acquire).
     If you both receive cash as a result of the transaction and continue to hold the common stock, either directly or through attribution, you would recognize gain, if any, in an amount not to exceed the amount of cash received. Generally no loss would be recognized. The receipt of cash would be characterized as either a dividend or as a payment received in exchange for the stock. The transaction would be taxed as a dividend unless the payment:
•	is not essentially equivalent to a dividend with respect to you as determined under Section 302(b)(1) of the Internal Revenue Code of 1986, as amended (the “Code”);

•	is a substantially disproportionate redemption of stock with respect to you as determined under Section 302(b)(2) of the Code; or

•	results in the complete termination of your interest in us under Section 302(b)(3) of the Code (which would be possible if you ceased to own any shares directly and if the only shares attributed to you were from a family member and you properly waive family attribution).
     If you satisfy one of these tests, you would recognize gain in an amount equal to the excess of the cash received for your shares over your adjusted basis in those shares, and this income would be characterized as capital gain.
     If you fail to satisfy one of these tests, then the cash received would be treated as a dividend to you to the extent of your ratable share of our undistributed earnings and profits, then as a tax-free return of capital to the extent of your aggregate adjusted tax basis in your shares, and any remaining amount would be treated as capital gain.
     If you receive cash in the transaction and you, or a person or entity whose ownership of the Company’s shares would be attributed to you for federal income tax purposes, would continue to hold common stock of either class immediately after the transaction, you are urged to consult with your tax advisor as to the particular federal, state, local, foreign, and other tax consequences of the transaction, in light of your specific circumstances.
Federal Income Tax Consequences to Cashed out Stockholders, Including Affiliates, Who do not Own, and Are Not Deemed to Own, Common Stock After the Transaction
     If you receive cash as a result of the transaction and do not own, and for federal income tax purposes are not deemed to own the common stock immediately after the transaction, you would recognize capital gain or loss. The amount of capital gain or loss you would recognize would equal the difference between the cash you receive for your cashed out stock and your adjusted tax basis in such stock.
Capital Gain and Loss
     For individuals, capital gain recognized on the sale of capital assets that have been held for more than 12 months (to the extent they exceed capital losses) generally would be subject to tax at a federal income tax rate not to exceed 15%. Net capital gain recognized from the sale of capital assets that have been held for 12 months or less would be subject to tax at ordinary income tax rates. In addition, capital gain recognized by a corporate taxpayer would be subject to tax at the ordinary income tax rates applicable to corporations. In general, the capital losses of individuals may only be deducted to the extent of the individual’s capital gains plus $3,000 each year. Any capital loss of an individual which is not deductible by reason of the foregoing limitation may be carried forward to subsequent years. In the case of corporations, capital losses may only be deducted to the extent of capital gains. Any capital loss of a corporation which is not deductible by reason of the foregoing limitation may be carried back three years and carried forward five years.
Dividend
     For individuals, if any portion of the cash received is treated as a dividend under the rules described above, the dividend generally would be subject to tax at a federal income tax rate not to exceed 15%.
Backup Withholding
     Stockholders would be required to provide their social security or other taxpayer identification numbers (or, in some instances, additional information) in connection with the transaction to avoid backup withholding requirements that might otherwise apply. The letter of transmittal will require each stockholder to deliver such information when the common stock certificates are surrendered following the effective time of the transaction. Failure to provide such information may result in backup withholding.
     As explained above, the amounts paid to you as a result of the transaction may result in dividend income, capital gain income, or some combination of dividend and capital gain income to you depending on your individual circumstances.
Regulatory Approvals
     We are not aware of any material governmental or regulatory approval required for completion of the transaction, other than compliance with the relevant federal and state securities laws and the corporate laws of the state of Delaware.
No Appraisal or Dissenters’ Rights
     Stockholders do not have appraisal or dissenters’ rights under Delaware state law or the Company’s Certificate of Incorporation or Bylaws in connection with the transaction.
Reservation of Rights
     The board of directors expressly reserves the right to defer the transaction until as late as December 31, 2005 or to abandon (and not implement) the transaction, even if the stockholders have approved and authorized the transaction and without further action or authorization by the stockholders, if the board of directors determines at any time before the transaction’s consummation that the transaction is not then in the best interests of the Company and our stockholders. The board has reserved this right to ensure that it may abandon the transaction in the event that currently unforeseen changes in circumstances (for example, a change in the anticipated costs of the transaction as a result of a change in the estimated number of shares that would be cashed out in the transaction) cause the transaction to no longer be in the best interests of the Company and our stockholders. Currently, no such changes in circumstances are expected and the board intends to implement the transaction if it is approved by the stockholders.
     By voting in favor of the transaction, you are expressly authorizing the board to determine to defer the transaction until as late as December 31, 2005 or to abandon (and not implement) the transaction if the board should so decide.

THE SPECIAL MEETING
General
     We are providing this proxy statement to our stockholders of record as of August 17, 2005, along with a form of proxy that our board of directors is soliciting for use at the Special Meeting to be held on ___, 2005 at 3:00 p.m., Eastern Time, at our corporate office at 400 North Main Street, Mount Gilead, North Carolina. At the Special Meeting, the stockholders will consider and vote upon proposals to:
•	Approve amendments to the Company’s Certificate of Incorporation to effect a 1-for-200 reverse stock split of the Company’s outstanding common stock, immediately followed by a 200-for-1 forward stock split of the Company’s then outstanding common stock, with stockholders holding less than 200 shares of a particular class of common stock before the reverse stock split having their resulting fractional share interests cancelled and converted into the right to receive $14.25 in cash for each of such pre-split shares of that class, (the “transaction”);

•	Authorize the adjournment of the Special Meeting to a later date, if in the discretion of the board of directors such adjournment is necessary to allow additional time to solicit sufficient proxies to obtain stockholder approval of the transaction; and

•	Transact such other business as may properly come before the Special Meeting or any adjournment thereof.
     All shares of common stock represented by properly executed proxies received by the board of directors pursuant to this solicitation will be voted in accordance with the directions specified on the proxy or, in the absence of specific instructions to the contrary, will be voted in accordance with the board of directors’ unanimous recommendation “FOR” the proposals.
     If the proposed transaction is approved in accordance with Delaware law, stockholders whose shares are converted into less than one whole share of a particular class in the reverse split (meaning they held fewer than 200 shares of a particular class at the effective time of the reverse split) will receive a cash payment from us for such fractional share interests equal to $14.25 for each such share held immediately before the effective time of the transaction.
     Stockholders who own 200 or more shares of a particular class at the effective time of the transaction will not be entitled to receive any cash for their fractional share interests of such class resulting from the reverse stock split. The forward split that will immediately follow the reverse split will reconvert their whole share and fractional share interests of such class back into the same number of shares of common stock of such class that they held immediately before the effective time of the transaction. As a result, the total number of such shares of a particular class held by any such stockholder would not change after completion of the transaction.
     After the transaction, we anticipate that we will have fewer than 300 stockholders of record of each class of common stock, in which event we intend to file a Form 15 with the Securities and Exchange Commission (the “SEC”) to terminate registration of the common stock under the federal Securities Exchange Act of 1934 (the “Exchange Act”). As a result, we would no longer be subject to the annual and periodic reporting requirements under the Exchange Act. In connection with the deregistration, the common stock would be delisted from the American Stock Exchange, although we believe the common stock would be quoted on the “pink sheets” and our remaining stockholders would continue to be able to trade their shares in the over-the-counter markets or private transactions
     This transaction cannot occur unless the holders of a majority of the issued and outstanding shares of each class of common stock approve the proposed certificates of amendment to our Certificate of Incorporation, which are attached as Appendix A to this proxy statement.
Who Can Vote at the Special Meeting
     Only holders of Class A shares and holders of Class B shares of record at the close of business on August 17, 2005 (the “record date”) are entitled to vote at the Special Meeting. On that date, there were [2,240,841] Class A shares and [527,658] Class B shares outstanding. Each Class B share is freely convertible into one Class A share at the election of the holder.
     You may vote all of the common stock that you own as of the close of business on the record date, which includes shares held directly in your name as the “stockholder of record” and shares held for you as the “beneficial owner” either through a broker, bank or other nominee. Many of our stockholders hold their shares through a broker, bank or other nominee rather than directly in their own name. As summarized below, there are some important distinctions between shares held of record and those owned beneficially.
Stockholder of Record. If your shares are registered directly in your name with our transfer agent, Wachovia Bank, N.A. (the “Transfer Agent”), you are considered, with respect to those shares, the stockholder of record, and these proxy materials are being sent to you by us. As the stockholder of record, you have the right to vote by proxy or to vote in person at the Special Meeting. We have enclosed proxy cards for you to use.
Beneficial Owner. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of shares held in “street name” with respect to those shares, and the proxy materials are being forwarded to you by your broker or other nominee. Your broker or other nominee is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker or other nominee how to vote and are also invited to attend the Special Meeting. As a beneficial owner, however, you are not the stockholder of record, and you may not vote these shares in person at the Special Meeting unless you obtain a signed proxy appointment form from the stockholder of record giving you the right to vote the shares. To vote shares held in “street name” by proxy, you must follow the voting instructions provided by your broker, bank or other nominee.
     All holders of common stock may attend the Special Meeting in person. If you are a beneficial owner of common stock held by a broker, bank or other nominee (i.e., in “street name”), you will need proof of ownership to be admitted to the Special Meeting. A recent brokerage statement or letter from a bank or broker are examples of proof of ownership. Only holders of record of common stock as of the record date or their duly appointed proxies may cast their votes in person at the Special Meeting.
     Whether you hold your shares directly as stockholder of record or beneficially in street name, you may direct your vote without attending the Special Meeting. You may vote shares registered in your name by signing your proxy card and shares held in street name by following the voting instructions provided by your broker, bank or nominee. If you provide specific voting instructions, your shares will be voted as you instruct. If you sign and return a proxy card without specifying your voting instructions, your shares will be voted as described above in “Questions and Answers.”

Annual Report and Quarterly Report
     Copies of our Annual Report on Form 10-K for the fiscal year ended July 31, 2004, as amended, and our Quarterly Report on Form 10-Q for the fiscal quarter ended April 30, 2005 are being mailed with this Proxy Statement.
Vote Required
     The proposal to approve the transaction requires the affirmative vote of holders of a majority of the outstanding shares of each class of common stock. The proposal to approve the transaction is a “non-discretionary” item, meaning that brokerage firms cannot vote shares in their discretion on behalf of a client if the client has not given voting instructions. Accordingly, shares held in street name that have been designated by brokers on proxy cards as not voted with respect to that proposal (“broker non-vote shares”) will not be counted as votes cast will have the same effect as shares voted against the proposal.
     Action on the proposal to authorize the adjournment of the Special Meeting in the discretion of the board of directors, and on any other matters, if any, that are properly presented at the meeting for consideration of the stockholders, will be approved if a quorum is present and the votes cast favoring the action exceed the votes cast opposing the action, with each Class A share having one-tenth of a vote and each Class B share having one vote. The Company’s Bylaws provide that where a class vote is required, a quorum consists of the presence, in person or by proxy, of the holders of a majority of the outstanding shares of a particular class entitled to vote as a class at the meeting, and that where a class vote is not required (such as the vote on the proposal to authorize adjournment), a quorum consists of the presence, in person or by proxy, of the holders of a majority of the outstanding shares of all classes of stock entitled to vote at the meeting (with each Class A share being counted as one-tenth of a share and each Class B share being counted as one share). Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum.
     As of the record date, our directors and executive officers held a total of approximately [36.3%] of the outstanding Class A shares, approximately [61.4%] of the outstanding Class B shares entitled to vote at the Special Meeting and [54.0%] of the votes entitled to be cast by the holders of the Class A shares and Class B shares together as a single class. Our directors and executive officers have indicated that they will vote “FOR” the proposal at the Special Meeting.
Voting and Revocation of Proxies
     The shares of common stock represented by properly completed proxies received at or before the time for the Special Meeting will be voted as directed by the respective stockholders unless the proxies are revoked as described below. If no instructions are given, executed proxies will be voted “FOR” approval of the proposals to approve the transaction and to authorize adjournment of the Special Meeting.
     The proxies will be voted in the discretion of the proxy holders on other matters, if any, that are properly presented at the Special Meeting and voted upon. The board of directors is not aware of any other business to be presented at the meeting other than matters incidental to the conduct of the Special Meeting.
     You may revoke your proxy at any time before the vote is taken at the Special Meeting. To revoke your proxy, you must either (i) notify the Secretary in writing at our principal office, (ii) submit a later dated proxy to the Secretary or (iii) attend the Special Meeting and vote your shares in person. Your attendance at the Special Meeting will not automatically revoke your proxy. If you hold your shares in street name, please contact your broker, bank or other nominee for voting information.

Recommendation of the Board of Directors
     Our board of directors has approved the transaction and believes that it is fair to and in the best interests of the Company and the Class A stockholders and Class B stockholders, including both those stockholders who would be cashed out and those who would remain stockholders. The board of directors unanimously recommends that our stockholders vote “FOR” approval of the proposals. For further discussion on the board’s recommendation, please see “Special Factors – Recommendation of the Special Committee” and “Special Factors – Recommendation of the Board of Directors” above.
SUMMARY FINANCIAL INFORMATION
Summary Historical Financial Information
     The following summary of historical consolidated financial data was derived from our audited consolidated financial statements as of and for each of the fiscal years ended July 31, 2004 and August 2, 2003 and from our unaudited consolidated financial statements as of and for the nine months ended April 30, 2005 and May 1, 2004. This financial information is only a summary and should be read in conjunction with the consolidated financial statements of the Company and other financial information, including the notes thereto, contained in our Annual Report on Form 10-K for the fiscal year ended July 31, 2004, as amended, and our Quarterly Report on Form 10-Q for the fiscal quarter ended April 30, 2005, copies of which are being mailed with this Proxy Statement.
McRae Industries, Inc. and Subsidiaries
Condensed Balance Sheet Data

	(Dollars in thousands, except for per share data)

	As of	As of
	April 30, 2005	July 31, 2004
Total assets	$41,984	$49,548
Current liabilities	4,786	12,318
Long-term liabilities	159	3,082
Working capital	28,856	28,794
Shareholder’s equity	37,039	34,148

Book value per share	$13.38	$12.33

Weighted average number of common shares outstanding	2,768,499	2,768,499

McRae Industries, Inc. and Subsidiaries
Condensed Statements of Income

	(Dollars in thousands, except for per share data)

	For the Nine Months Ended		For the Fiscal Year Ended
	April 30,	May 1,	July 31,	August 2,
	2005	2004	2004	2003
Net revenues	$48,726	$48,504	$70,496	$54,501
Gross profit	11,404	10,044	15,003	13,419
Net earnings from continuing operations	1,434	1,428	3,206	2,447
Net earnings (loss) from discontinued operations	1,885	(90)	(197)	30

Net earnings	$3,319	$1,338	$3,009	$2,477

Net earnings per common share: -
basic
Earnings from continuing operations	$0.52	$0.51	$1.16	$0.88
Earnings (loss) from discontinued operations	0.68	(0.03)	(.07)	0.01

Net Earnings	$1.20	$0.48	$1.09	$0.89

Weighted average number of common shares outstanding:	2,768,499	2,768,499	2,768,499	2,768,499

Ratio of Earnings to Fixed Charges:	27.07	12.76	18.80	11.88

Summary Pro-Forma Financial Information
     The following pro forma condensed statements of income and pro forma balance sheet are based on historical data, adjusted to give effect to the cash payment for fractional shares resulting from the transaction and to cost-savings anticipated to be realized as a result of the transaction. The pro forma condensed statements of income and pro forma balance sheet are based on the assumptions that (1) an aggregate of 56,140 shares of common stock will result in fractional share interests and will be purchased by the Company for $800,000 with $150,000 in costs incurred in connection with the transaction, and (2) $636,000 in annual cost savings will be realized from effecting the transaction. See the section below entitled “Special Factors – Purpose and Reasons for the Transaction” for further discussion of the estimated cost savings expected to result from the transaction.
     Pro forma adjustments to the pro forma balance sheet are computed as if the transaction had occurred on April 30, 2005, while the pro forma statements of income are computed as if the transaction had occurred at the beginning of the period. The pro forma information set forth below is not necessarily indicative of what our actual financial results and financial position would have been had the transaction been consummated as of the above referenced date or of the financial results and financial position that may be reported by the Company in the future.

McRae Industries, Inc. and Subsidiaries
Pro Forma Consolidated Balance Sheet
As of April 30, 2005
(Dollars in thousands, except per share data)
(Unaudited)

	Historical	Adjustments		Pro Forma
ASSETS

Current assets:
Cash and cash equivalents	$14,248	$(150	) [2]
		(800	) [1]	$13,298

Accounts and notes receivable, net	7,845			7,845
Inventories, net	10,389			10,389
Income tax receivable	785	54	[2]	839
Prepaid expenses and other current assets	375			375
Assets held for sale from discontinued operations	—			—

Total current assets	33,642	(896)		32,746

Property and equipment, net	3,050	—		3,050

Other assets:
Notes receivable, net of current portion	21			21
Real estate held for investment	1,635			1,635
Goodwill	362			362
Cash surrender value of life insurance	2,220			2,220
Trademarks	1,049			1,049
Other	5	—		5

Total other assets	5,292	—		5,292

Total assets	$41,984	$(896)		$41,088

	Historical	Adjustments		Pro Forma
LIABILITIES & SHAREHOLDERS’ EQUITY

Current liabilities:
Notes payable, current portion	$20	$—		$20
Accounts payable	2,815			2,815
Accrued employee benefits	387			387
Accrued payroll and payroll taxes	649			649
Other	915	—		915

Total current assets	4,786	—		4,786

Notes payable, net of current portion	159	—		159

Shareholders’ Equity:
Common Stock
Class A, $1 par; Authorized 5,000,000 shares; Issued and outstanding, 1,950,153 shares	1,950	(39	) [1]	1,911
Class B, $1 par; Authorized 2,500,000 shares; Issued and outstanding, 818,346 shares	818	(17	) [1]	801
Additional paid-in-capital	791	(744	) [1]	47
Retained earnings	33,480	(96	) [2]	33,384

Total shareholders’ equity	37,039	(896)		36,143

Total liabilities and shareholders’ equity	$41,984	$(896)		$41,088

McRae Industries, Inc. and Subsidiaries
Pro Forma Consolidated Statement of Operations
For the Nine Months Ended April 30, 2005
(Dollars in thousands, except per share data)
(Unaudited)

	Historical	Adjustments		Pro Forma
Net revenues	$48,726	$—		$48,726
Cost of revenues	37,322			37,322

Gross Profit	11,404			11,404
R&D and SG&A	9,235	(477	) [3]
		150	[2]	8,908

Earnings from operations	2,169	327		2,496
Interest income	107			107
Other expense	(114)			(114)

Income before taxes	2,162	327		2,489
Income taxes	728	172	[3]
		(54	) [2]	846

Net income from continuing operations	1,434	209		1,643
Net income (loss) from discontinued operations	1,885			1,885

Net earnings	$3,319	$209		$3,528

Net earnings per common share: — basic
Earnings from continuing operations	$0.52			$0.61
Earnings (loss) from discontinued operations	0.68			0.69

Net Earnings	$1.20			$1.30

Weighted average number of common shares outstanding:	2,768,499	(56,140)		2,712,359

McRae Industries, Inc. and Subsidiaries
Pro Forma Consolidated Statement of Operations
For the Year Ended July 31, 2004
(Dollars in thousands, except per share data)
(Unaudited)

	Historical	Adjustments		Pro Forma
Net revenues	$70,496	$—		$70,496
Cost of revenues	55,493	—		55,493

Gross Profit	15,003	—		15,003
R&D and SG&A	10,632	(636	) [3]
		150	[2]	10,146

Earnings from operations	4,371	486		4,857
Interest expense	(144)	—		(144)
Other income	329	—		329

Income before taxes	4,556	486		5,042
Income taxes	1,352	229	[3]
		(54	) [2]	1,527
Minority interest	2	—		2

Net income from continuing operations	3,206	311		3,517
Net income (loss) from discontinued operations	(197)	—		(197)

Net earnings	$3,009	$311		$3,320

Net earnings per common share: — basic
Earnings from continuing operations	$1.16			$1.30
Earnings (loss) from discontinued operations	(.07)			(.07)

Net Earnings	$1.09			$1.23

Weighted average number of common shares outstanding:	2,768,499	(56,140)		2,712,359

1	Represents estimated repurchase of 56,140 shares of common stock for $800,000.

2	Represents estimated expenses for the transaction net of tax effects.

3	Reduction to Selling, General and Administrative expenses for estimated savings from not being a public reporting company.

MARKET FOR COMMON STOCK AND RELATED STOCKHOLDER MATTERS
     As of August 17, 2005, there were [2,240,841] Class A shares outstanding held by approximately 360 stockholders of record, and [527,658] Class B shares outstanding held by approximately 370 stockholders of record.
     Class A and Class B shares trade on the American Stock Exchange under the symbols “MRI.A” and “MRI.B,” respectively. The following table shows the quarterly high and low sales prices for the common stock during fiscal 2004 and 2003 for the periods indicated, and to date in fiscal year 2005, as reported by the American Stock Exchange.

	CLASS A		CLASS B
	COMMON STOCK		COMMON STOCK
	HIGH	LOW	HIGH	LOW
FISCAL 2005
First Quarter	$11.90	$8.50	$11.85	$8.90
Second Quarter	14.25	10.25	14.05	10.20
Third Quarter	13.46	11.26	13.10	11.25
Fourth Quarter (Ending July 30, 2005)	12.85	11.40	13.07	11.70
FISCAL 2004
First Quarter	9.30	6.36	8.75	6.50
Second Quarter	11.00	8.85	10.75	8.80
Third Quarter	11.75	9.49	11.50	9.60
Fourth Quarter (Ending July 31, 2004)	10.30	9.05	10.15	9.15
FISCAL 2003
First Quarter	8.80	7.03	8.90	6.95
Second Quarter	9.45	7.15	9.35	7.50
Third Quarter	8.20	7.20	8.05	7.20
Fourth Quarter (Ending August 2, 2003)	7.38	6.07	7.15	6.20
     On June 9, 2005, the last trading day prior to the announcement of the board’s approval of the transaction, the closing prices of the common stock were $11.48 per Class A share and $11.70 per Class B share.
     For each quarter during fiscal 2004 and 2003, we paid a dividend of $.06 per share on our Class A shares and no dividends on our Class B shares. During fiscal 2005, we paid a dividend of $.06 per Class A share in the first quarter and dividends of $.08 per Class A share in each of the second and third quarters, and no dividends on our Class B shares. While we have no formal policy with respect to payment of dividends, we expect to continue paying regular cash dividends on our Class A shares. Dividends paid on Class A shares are not also required to be paid on Class B shares, although dividends paid on Class B shares, if any, must also be paid on Class A shares in an equal amount. There can be no assurance as to future dividends on either class of common stock, as the payment of any dividends is dependent on future actions of the board and our earnings, capital requirements and financial condition.
     Since April 1, 2005, neither we nor any of our directors or executive officers has purchased, sold or effected any other transaction in our common stock, except that on June 9, 2005, McRae B Investment Company, LLC, of which D. Gary McRae and James W. McRae are managers, converted 219,000 Class B shares into an equal number of Class A shares, D. Gary McRae converted 28,202 Class B shares into an equal number of Class A shares and James W. McRae converted 20,388 Class B shares into an equal number of Class A shares.

     As of June 9, 2005, McRae A Investment Company, LLC (“A Investment Co.”), of which Daniel Gary McRae and James William McRae are the managers (the “Managers”), owned 649,734 shares of the Company’s Class A common stock, and McRae B Investment Company, LLC (“B Investment Co.”), of which the Managers are the managers, owned 323,711 shares of the Company’s Class B common stock and 290,000 shares of the Company’s Class A common stock. The Managers, A Investment Co., Lorraine Hamilton McRae and the estate of Branson J. McRae (the “Estate”) are party to A Investment Co.’s Operating Agreement, which provides, subject to certain limited exceptions, that the management, operation and control of A Investment Co. is vested exclusively with its managers as a result of which the Managers have voting and dispositive power over the shares of the Company’s common stock owned by A Investment Co. The Managers, B Investment Co., Lorraine Hamilton McRae and the Estate are party to B Investment Co.’s Operating Agreement, which provides, subject to certain limited exceptions, that the management, operation and control of B. Investment Co. is vested exclusively with its managers as a result of which the Managers have voting and dispositive power over the shares of the Company’s common stock owned by B Investment Co.

THE PROPOSED AMENDMENTS
     The following is a description of the material terms and effects of the transaction. Copies of the proposed certificates of amendment to our Certificate of Incorporation, effecting the reverse stock split and the forward stock split following immediately thereafter, are attached as Appendix A to this proxy statement and are referred to herein as the “proposed amendments.” This discussion does not include all of the information that may be important to you. You should read the proposed certificates of amendment and this proxy statement and related appendices before deciding how to vote at the Special Meeting.
The Structure of the Transaction
     The transaction includes both a reverse stock split and a forward stock split of the common stock. If the transaction is approved by stockholders and implemented by the board of directors, the transaction is expected to occur as soon as practicable after the Special Meeting.
     Upon consummation of the reverse split, each registered stockholder at the effective time would receive 1 share of common stock for each 200 shares of common stock held by such stockholder at that time. If a registered stockholder holds 200 or more shares of a particular class of common stock, such stockholder’s fractional share interests would not be cashed out after the reverse stock split. Any registered stockholder who holds fewer than 200 shares of a particular class of common stock at the effective time would receive a cash payment of $14.25 for each share of such class owned immediately before the effective time.
     Immediately following the reverse split, all stockholders who are not cashed out would receive 200 shares of common stock for every 1 share of common stock they held following the reverse split and of the same class they held before the reverse split. Consequently, such stockholders would be restored to their share holdings immediately prior to the transaction, and the number of shares held by them would not be affected by the transaction.
     Under Delaware law the proposed charter amendments would operate only at the record holder level, as a result of which beneficial holders who hold less than 200 shares of a particular class of common stock in “street name” immediately before the reverse stock split would not have such shares cashed out in the transaction. However, we plan to work with brokers and nominees to offer to treat stockholders holding shares in street name in substantially the same manner as stockholders whose shares are registered in their names. To determine the transaction’s effect on any shares you hold in street name, you should contact your broker, bank or other nominee. Please see the following sections herein for further discussion on the treatment of shares held in street name: “Summary Term Sheet,” “Questions and Answers,” “The Special Meeting — Who Can Vote at the Special Meeting,” and “The Proposed Amendments — Exchange of Certificates; Payment of Cash Consideration.”
Conversion of Shares in the Transaction
     At the effective time of the transaction:
•	Stockholders holding fewer than 200 shares of a particular class of common stock immediately before the effective time will have their shares of that class converted into the right to receive cash consideration of $14.25 for each of share of that class of common stock;

•	All outstanding shares of common stock other than those described above will remain outstanding with all rights, privileges, and powers existing immediately before the transaction.

     We (along with any other person or entity to which we may delegate or assign any responsibility or task with respect thereto) shall have full discretion and exclusive authority (subject to its right and power to so delegate or assign such authority) to:
•	make such inquiries, whether of any stockholder(s) or otherwise, as we may deem appropriate for purposes of effecting the transaction; and

•	resolve and determine, in our sole discretion, all ambiguities, questions of fact and interpretive and other matters relating to such inquiries, including, without limitation, any questions as to the number of shares held by any holder immediately before the effective time. All such determinations by us shall be final and binding on all parties, and no person or entity shall have any recourse against us or any other person or entity with respect thereto.
     For purposes of effecting the transaction, we may, in our sole discretion, but without any obligation to do so:
•	presume that any shares of common stock held in a discrete account (whether record or beneficial) are held by a person distinct from any other person, notwithstanding that the registered or beneficial holder of a separate discrete account has the same or a similar name as the holder of a separate discrete account; and

•	aggregate the shares held (whether of record or beneficially) by any person or persons that we determine to constitute a single holder for purposes of determining the number of shares held by such holder.
     Rule 12g5-1 under the Exchange Act provides that, for the purpose of determining whether an issuer is subject to the registration provisions of the Exchange Act, securities shall be deemed to be “held of record” by each person who is identified as the owner of such securities on the records of security holders maintained by or on behalf of the issuer, subject to the following:
•	in any case where the records of security holders have not been maintained in accordance with accepted practice, any additional person who would be identified as such an owner on such records if they had been maintained in accordance with accepted practice shall be included as a holder of record;

•	securities identified as held of record by a corporation, a partnership, a trust (whether or not the trustees are named), or other organization shall be included as so held by one person;

•	securities identified as held of record by one or more persons as trustees, executors, guardians, custodians or in other fiduciary capacities with respect to a single trust, estate, or account shall be included as held of record by one person;

•	securities held by two or more persons as co-owners shall be included as held by one person; and

•	securities registered in substantially similar names where the issuer has reason to believe because of the address or other indications that such names represent the same person, may be included as held of record by one person.
Exchange of Certificates; Payment of Cash Consideration
     Promptly after the transaction, we will mail to each holder who appears to have owned of record fewer than 200 shares of a particular class of common stock immediately before the effective time of the transaction a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the certificates shall pass, only upon delivery of the certificates to us) and instructions to effect the surrender of the certificates in exchange for the cash payment payable with respect to such certificates. Upon surrender of a certificate for cancellation to us, together with such letter of transmittal, duly completed and executed and containing the certification that the holder of the certificate holds fewer than 200 shares of a particular class, and such other customary documents as may be required pursuant to such instructions, the holder of such certificate will receive a cash payment payable with respect to the shares formerly represented by such certificate and the certificate so surrendered shall be cancelled.
     After the reverse stock split and pending surrender for cancellation, all certificates representing shares of common stock that, under the terms of the transaction, would be cashed out and not be subject to the forward stock split would represent only the right to receive cash consideration after the transaction of $14.25 for each of such shares cashed out by the transaction, payable upon surrender of such certificates to us.
     If your shares are held in street name, under Delaware law the proposed charter amendments would not impact your shares. However, we plan to work with brokers and nominees to offer to treat stockholders holding shares in street name in substantially the same manner as stockholders whose shares are registered in their names. To determine the transaction’s effect on any shares you hold in street name, you should contact your broker, bank or other nominee.
YOU SHOULD NOT SEND YOUR STOCK CERTIFICATES NOW. YOU SHOULD SEND THEM ONLY AFTER YOU RECEIVE A LETTER OF TRANSMITTAL FROM THE COMPANY. IF THE TRANSACTION IS APPROVED AT THE SPECIAL MEETING, LETTERS OF TRANSMITTAL WILL BE MAILED SOON AFTER THE TRANSACTION IS COMPLETED.
Effective Time of Transaction
     If the transaction is approved by our stockholders and implemented by the board of directors (refer to sections above entitled “Special Factors — Conditions to the Completion of the Transaction” and “Special Factors — Reservation of Rights”), it is anticipated that the transaction will occur as soon as practicable after the Special Meeting. However, the board of directors has reserved the right to defer the transaction until as late as December 31, 2005, or to abandon (and not implement) the transaction. See “Special Factors — Reservation of Rights” above.

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS
     The following table sets forth the common stock beneficially owned by the only beneficial owners, known to us as of [July 11], 2005, of more than five percent of our Class A and Class B shares, and by the directors and executive officers as a group. Beneficial ownership of common stock by individual directors and the executive officers is disclosed in the section immediately following.

	Class A				Class B
	Shares				Shares			Class A and Class B Shares
					Amount and				Percent
	Amount and Nature				Nature of		Percent		of
Name and Address of	of Beneficial		Percent Of		Beneficial		of Class	Total	Total
Beneficial Owner	Ownership(1)		Class A		Ownership(1)		B	Votes(2)	Votes
D. Gary McRae
P.O. Box 1239
Mount Gilead, NC 27306	738,223	(3)(4)(5)(8)	32.9	%(4)	323,711	(6)	61.3%	397,533	52.9%

James W. McRae
P.O. Box 1239
Mt. Gilead, NC 27306	713,755	(3)(7)(8)	31.9	%(7)	323,711	(6)	61.3%	395,087	52.6%

McRae A Investment Company, LLC
400 North Main Street
Mt. Gilead, NC 27306	430,734		19.2%		—		—	43,073	5.7%

McRae B Investment Company, LLC
400 North Main Street
Mt. Gilead, NC 27306	219,000	(9)	9.8	%(9)	323,711		61.3%	345,611	46.0%

Branch Banking & Trust Co.
P.O. Box 29542
Raleigh, NC 27626	283,699	(10)(11)	12.7	%(10)	71,967	(11)	13.6%	100,377	13.3%

Dimensional Fund Advisors
1299 Ocean Avenue, 11th Floor
Santa Monica, CA 90401	113,300	(12)	5.1%		—		—	11,330	1.5%

All Directors and Executive
Officers as a group
(7 persons)	813,849	(3)(5)(8)(13)	36.3	%(13)	324,211	(6)	61.4%	405,596	54.0%

(1)	All shares owned directly and with sole voting and investment power except as otherwise noted.

(2)	On all matters, except the election of directors and matters required by law to be approved by separate class votes, the holders of Class A shares and the holders of Class B shares vote together as a single class with each Class A share entitled to one-tenth vote and each Class B share entitled to one full vote. In calculating the total votes and percentage of total votes, no effect is given to conversion of Class B shares into Class A shares.

(3)	Includes 430,734 Class A shares held by McRae A Investment Company, LLC and 219,000 Class A shares held by McRae B Investment Company, LLC as to which D. Gary McRae and James W. McRae have shared voting and investment power as Managers.

(4)	Excludes 323,711 shares issuable upon conversion of 323,711 Class B shares held by McRae B Investment Company, LLC as to which D. Gary McRae and James W. McRae have shared voting and investment power as Managers. Including such shares D. Gary McRae beneficially owns a total of 1,061,934 Class A shares representing 41.4% of the class.

(5)	Includes 1,111 shares owned by D. Gary McRae’s wife. Does not include any interest in shares held by the Company’s Employee Stock Ownership Plan (the “ESOP”).

(6)	Includes 323,711 Class B shares held by McRae B Investment Company, LLC as to which D. Gary McRae and James W. McRae have shared voting and investment power as Managers.

(7)	Excludes 323,711 shares issuable upon conversion of 323,711 Class B shares held by McRae B Investment Company, LLC as to which D. Gary McRae and James W. McRae have shared voting and investment power as Managers. Including such shares James W. McRae beneficially owns a total of 1,037,466 Class A shares representing 40.5% of the class.

(8)	Does not include any interest in shares held by the ESOP.

(9)	Excludes 323,711 shares issuable upon conversion of 323,711 Class B shares held by McRae B Investment Company, LLC. Including such shares McRae B Investment Company, LLC beneficially owns a total of 542,711 Class A shares representing 21.2% of the class.

(10)	Excludes 71,967 shares issuable upon conversion of 71,967 Class B shares held by Branch Banking & Trust Co. (“BB&T”). Including such shares BB&T beneficially owns a total of 355,666 Class A shares representing 15.4% of the class.

(11)	These shares represent shares held by BB&T as trustee for the ESOP. BB&T has sole voting and investment power with respect to such shares. Information with respect to BB&T is as of May 20, 2005 and was provided to the Company by BB&T via email on May 20, 2005.

(12)	Such information is derived from a Schedule 13G dated February 9, 2005 filed by Dimensional Fund Advisors Inc. (“Dimensional”), which has sole voting and dispositive power with respect to such shares. Such shares are owned by certain investment companies, commingled group trusts and accounts with respect to which Dimensional acts as an investment advisor or manager. Dimensional disclaims beneficial ownership of all such shares.

(13)	Excludes 323,711 shares issuable upon conversion of 323,711 Class B shares held by McRae B Investment Company, LLC as to which D. Gary McRae and James W. McRae have shared voting and investment power as Managers and 500 shares issuable upon conversion of 500 Class B shares owned jointly by Hilton J. Cochran and his wife. Including such shares the Company’s directors and executive officers beneficially own as a group a total of 1,138,060 Class A shares representing 44.4% of the class.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS
     The following table sets forth the name of each of our directors, his principal occupation (including our executive officers), and the common stock beneficially owned by him as of [July 11], 2005, of our Class A and Class B shares.

	Class A				Class B				Class A and Class B
	Shares				Shares				Shares
	Amount and				Amount and
	Nature of				Nature of					Percent
Name and Principal	Beneficial		Percent of		Beneficial		Percent of		Total	of Total
Occupation or Employment	Ownership(1)		Class A		Ownership (1)		Class B		Votes(2)	Votes
Hilton J. Cochran
Retired; Part-Owner of J. Morris & Associates, Inc., Troy, North Carolina (general insurance agency) since 1952; President 1952-98	400	(3)	—	(5)	500	(4)	—	(5)	540	—	(5)

Brady W. Dickson
Retired; President, Standard Packaging and Printing Corp., Mount Gilead, North Carolina (printed packaging manufacturer) from 1972 to 1995	9,960	(6)	—	(5)	—	(5)	—	(5)	996	—	(5)

Victor A. Karam
President-Footwear Division since 1998; General Manager, Footwear Division since 1969	312		—	(5)	—		—	(5)	31	—	(5)

Marvin G. Kiser, Sr.
Controller since September 1996; Vice President of Finance since May 2002; Treasurer of Robert W. Chapman & Company from 1988 to 1996	—		—		—		—		—	—

D. Gary McRae (7)
President of the Company since 1997, Treasurer since 1991 and Vice President 1980-1997	738,223	(7)	32.9%		323,711	(7)	61.3%		397,533	52.9%

James W. McRae (7)
Vice President since 1986; Secretary since 1991; Plant Manager Footwear Division since 1985	713,755	(7)	31.9%		323,711	(7)	61.3%		395,087	52.6%

William H. Swan
Retired; President of Bob Swan Company, Inc., Mount Gilead, North Carolina (timber dealers and foresters) 1965-2002	933	(4)	—	(5)	—		—	(5)	93	—	(5)

(1)	All shares owned directly and with sole voting and investment power except as otherwise noted. Does not include any interest in shares held by the Company’s ESOP.

(2)	On all matters, except the election of directors and matters required by law to be approved by separate class votes, the holders of Class A shares and the holders of Class B shares vote together as a single class with each Class A share entitled to one-tenth vote and each Class B share entitled to one full vote. In calculating the total votes and percentage of total votes, no effect is given to conversion of Class B shares into Class A shares.

(3)	Excludes 500 shares issuable upon conversion of 500 Class B shares which are owned jointly with Mr. Cochran’s wife. Including such shares Mr. Cochran beneficially owns a total of 900 Class A shares of representing less than 1% of the class.

(4)	Owned jointly with his wife.

(5)	Less than 1%.

(6)	Includes 9,960 shares owned by Mr. Dickson’s wife.

(7)	Information as to beneficial ownership of these shares is provided in the table of principal stockholders.
EXECUTIVE OFFICERS OF THE COMPANY
     D. Gary McRae, James W. McRae, Marvin G. Kiser, Sr. and Victor A. Karam are executive officers as well as directors. Our executive officers serve at the pleasure of the board of directors. Listed below is each executive officer’s position:

D. Gary McRae	President and Treasurer

Victor A. Karam	President — Footwear

James W. McRae	Vice President and Secretary

Marvin G. Kiser	Vice President of Finance and Controller
OTHER MATTERS
     The only business which our management intends to present at the meeting consists of the matters set forth in this proxy statement. Management knows of no other matters to be brought before the meeting by any other person or group. If any other matter should properly come before the meeting, the proxy holders will vote thereon in their discretion.
WHERE YOU CAN FIND MORE INFORMATION
     We file reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy this information at the Public Reference Room of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330.
     The SEC also maintains an internet web site that contains reports, proxy statements and other information about issuers, like us, who file electronically with the SEC. The address of the site is

http://www.sec.gov. Except as specifically incorporated by reference into this proxy statement, information on the SEC’s web site is not part of this proxy statement.
     We have filed with the SEC a Rule 13E-3 Transaction Statement on Schedule 13E-3 with respect to the transaction. As permitted by the SEC, this proxy statement omits certain information contained in the Schedule 13E-3. The Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference as a part thereof, is available for inspection or copying as set forth above or is available electronically at the SEC’s website.
DOCUMENTS INCORPORATED BY REFERENCE
     The SEC allows us to “incorporate by reference” information into this document. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this document, except for any information that is superseded by information that is included directly in this document or in any other subsequently filed document that also is incorporated by reference herein.
     This document incorporates by reference the documents listed below that we have filed previously with the SEC and copes of which are being mailed with this Proxy Statement. They contain important information about us and our financial condition.
•	our Annual Report on Form 10-K for the fiscal year ended July 31, 2004, as amended by Forms 10-K/A filed on December 23, 2004 and June 27, 2005 (the amendment on the Form 10-K/A filed on June 27, 2005 presents a complete restatement of the Form 10-K as amended through that date); and

•	our Quarterly Report on Form 10-Q for the third fiscal quarter ended April 30, 2005.
     We will amend this proxy statement and our Schedule 13E-3 to include or incorporate by reference any additional documents that we may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this document to the extent required to fulfill our disclosure obligations under the Exchange Act.
     We will provide, without charge, to each person to whom this proxy statement is delivered, upon written or oral request of such person and by first class mail or other equally prompt means within one business day of receipt of such request, a copy of any and all information that has been incorporated by reference, without exhibits unless such exhibits are also incorporated by reference in this proxy statement. You may obtain a copy of these documents and any amendments thereto by writing to the Office of the Secretary at the following address: McRae Industries, Inc., 400 North Main Street, Mount Gilead, North Carolina 27306. These documents are also included in our SEC filings, which you can access electronically at the SEC’s website at http://www.sec.gov.
STOCKHOLDER PROPOSALS FOR NEXT ANNUAL MEETING
     To be considered for inclusion in our proxy statement and form of proxy for the 2005 annual meeting of stockholders, a stockholder proposal must have been received by the Office of the Secretary of the Company, Post Office Box 1239, 400 North Main Street, Mount Gilead, North Carolina 27306, no later than July 17, 2005. If we receive notice of stockholder proposals after September 30, 2005, then the persons named as proxies in such proxy statement and form of proxy will have discretionary authority to vote on such stockholder proposals at the 2005 annual meeting.
                     __, 2005

WE HAVE NOT AUTHORIZED ANYONE TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ABOUT THE TRANSACTION OR US THAT DIFFERS FROM, OR ADDS TO, THE INFORMATION IN THIS PROXY STATEMENT OR IN OUR DOCUMENTS ARE PUBLICLY FILED WITH THE SEC. IF ANYONE GIVES YOU DIFFERENT OR ADDITIONAL INFORMATION, YOU SHOULD NOT RELY ON IT.

FOR USE BY CLASS A STOCKHOLDERS
McRAE INDUSTRIES, INC.
PROXY SOLICITED BY THE BOARD OF DIRECTORS
FOR SPECIAL MEETING OF STOCKHOLDERS TO BE HELD
__________ __, 2005
The undersigned hereby appoints Hilton J. Cochran and Brady W. Dickson and each or either of them, with full power of substitution, with all the powers which the undersigned would possess if personally present, to vote as designated below, all shares of the $1 par value Class A Common Stock of the undersigned in McRae Industries, Inc. at a Special Meeting of Stockholders to be held at 3:00 p.m. on __________ __, 2005, and at any adjournment thereof.
This proxy, when executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR the proposals referred to below. The Board of Directors recommends voting FOR the proposals.
1.	PROPOSAL TO AMEND THE COMPANY’S CERTIFICATE OF INCORPORATION TO EFFECT A 1-FOR-200 REVERSE STOCK SPLIT, IMMEDIATELY FOLLOWED BY A 200-FOR-1 FORWARD STOCK SPLIT, OF THE COMPANY’S THEN OUTSTANDING COMMON STOCK.

FOR	AGAINST	ABSTAIN
☐	☐	☐
2.	PROPOSAL TO AUTHORIZE ADJOURNMENT OF THE SPECIAL MEETING IF THE BOARD OF DIRECTORS DEEMS NECESSARY IN ORDER TO SOLICIT ADDITIONAL PROXIES FOR APPROVAL OF ITEM 1.

FOR	AGAINST	ABSTAIN
☐	☐	☐
The proxies are authorized to vote in their discretion upon such other business as may properly come before the meeting.
Receipt of Notice of Special Meeting and accompanying Proxy Statement is hereby acknowledged. Any proxy heretofore given to vote said shares is hereby revoked.
Please date, sign exactly as printed and return promptly in the enclosed postage-paid envelope.

Date:	, 2005

(When signing as attorney, executor, administrator, trustee, guardian, etc. give title as such. If a joint account, each joint owner should sign personally.)
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

FOR USE BY CLASS B STOCKHOLDERS
McRAE INDUSTRIES, INC.
PROXY SOLICITED BY THE BOARD OF DIRECTORS
FOR SPECIAL MEETING OF STOCKHOLDERS TO BE HELD
__________ __, 2005
The undersigned hereby appoints Hilton J. Cochran and Brady W. Dickson and each or either of them, with full power of substitution, with all the powers which the undersigned would possess if personally present, to vote as designated below, all shares of the $1 par value Class B Common Stock of the undersigned in McRae Industries, Inc. at a Special Meeting of Stockholders to be held at 3:00 p.m. on __________ __, 2005, and at any adjournment thereof.
This proxy, when executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR the proposals referred to below. The Board of Directors recommends voting FOR the proposals.
1.	PROPOSAL TO AMEND THE COMPANY’S CERTIFICATE OF INCORPORATION TO EFFECT A 1-FOR-200 REVERSE STOCK SPLIT, IMMEDIATELY FOLLOWED BY A 200-FOR-1 FORWARD STOCK SPLIT, OF THE COMPANY’S THEN OUTSTANDING COMMON STOCK.

FOR	AGAINST	ABSTAIN
☐	☐	☐
2.	PROPOSAL TO AUTHORIZE ADJOURNMENT OF THE SPECIAL MEETING IF THE BOARD OF DIRECTORS DEEMS NECESSARY IN ORDER TO SOLICIT ADDITIONAL PROXIES FOR APPROVAL OF ITEM 1.

FOR	AGAINST	ABSTAIN
☐	☐	☐
The proxies are authorized to vote in their discretion upon such other business as may properly come before the meeting.
Receipt of Notice of Special Meeting and accompanying Proxy Statement is hereby acknowledged. Any proxy heretofore given to vote said shares is hereby revoked.
Please date, sign exactly as printed and return promptly in the enclosed postage-paid envelope.

Date:	, 2005

(When signing as attorney, executor, administrator, trustee, guardian, etc. give title as such. If a joint account, each joint owner should sign personally.)
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

Appendix A
Proposed Form of Amendment to Effect Reverse Stock Split
CERTIFICATE OF AMENDMENT
TO CERTIFICATE OF INCORPORATION
OF
McRAE INDUSTRIES, INC.
     McRAE INDUSTRIES, INC., a Delaware corporation (the “Corporation”), does hereby certify that:
     FIRST: This Certificate of Amendment amends the provisions of the Corporation’s Certificate of Incorporation, as amended (the “Certificate of Incorporation”).
     SECOND: The terms and provisions of this Certificate of Amendment have been duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware and shall become effective at 11:58 p.m., Eastern Time, on ___,__ 2005.
     THIRD: Article “FOURTH” of the Corporation’s Certificate of Incorporation shall be and is hereby amended by adding the following Section C and Section D to the end thereof:
     “C. Without regard to any other provision of this Certificate of Incorporation, each one (1) share of Class A Common Stock issued and outstanding immediately prior to [insert time this amendment becomes effective] (the “Reverse Split Effective Time”) shall be and is hereby automatically reclassified and changed (without any further act) into one-two hundredth (1/200th) of a fully-paid and nonassessable share of Class A Common Stock, without increasing or decreasing the amount of stated capital or paid-in surplus of the Corporation, provided that no fractional shares shall be issued to any holder of record of fewer than 200 shares of Class A Common Stock immediately prior to the Reverse Split Effective Time, and provided further that instead of issuing fractional shares to such holders, the Corporation shall pay an amount in cash equal to $14.25 per share of Class A Common Stock held by such holders immediately prior to the Reverse Split Effective Time. Promptly after the Reverse Split Effective Time, the Corporation shall send to all persons who were holders of record of fewer that 200 shares of Class B Common Stock immediately prior to the Effective Time instructions for surrendering their certificates for such shares in exchange for payment of the cash consideration therefor. Pending the surrender and exchange of such certificates, such certificates shall represent only the right of the record holder thereof to receive, upon surrender thereof, payment of the cash consideration therefor, at the rate of $14.25 for each share of Class A Common Stock held immediately prior to the Reverse Split Effective time, to which such holder has become entitled under this Section C.
     D. Without regard to any other provision of this Certificate of Incorporation, each one (1) share of Class B Common Stock issued and outstanding immediately prior to the Reverse Split Effective Time shall be and is hereby automatically reclassified and changed (without any further act) into one-two hundredth (1/200th) of a fully-paid and nonassessable share of Class B

Common Stock, without increasing or decreasing the amount of stated capital or paid-in surplus of the Corporation, provided that no fractional shares shall be issued to any holder of record of fewer than 200 shares of Class B Common Stock immediately prior to the Reverse Split Effective Time, and provided further that instead of issuing fractional shares to such holders, the Corporation shall pay an amount in cash equal to $14.25 per share of Class B Common Stock held by such holders immediately prior to the Reverse Split Effective Time. Promptly after the Reverse Split Effective Time, the Corporation shall send to all persons who were holders of record of fewer that 200 shares of Class B Common Stock immediately prior to the Effective Time instructions for surrendering their certificates for such shares in exchange for payment of the cash consideration therefor. Pending the surrender and exchange of such certificates, such certificates shall represent only the right of the record holder thereof to receive, upon surrender thereof, payment of the cash consideration therefor, at the rate of $14.25 for each share of Class B Common Stock held immediately prior to the Reverse Split Effective time, to which such holder has become entitled under this Section D.”
     IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its officer thereunto duly authorized this ___day of ___, 2005.

McRAE INDUSTRIES, INC.

By:

Name:

Title:

Proposed Form of Certificate of Amendment to Effect Forward Stock Split
CERTIFICATE OF AMENDMENT
TO CERTIFICATE OF INCORPORATION
OF
McRAE INDUSTRIES, INC.
     McRAE INDUSTRIES, INC., a Delaware corporation (the “Corporation”), does hereby certify that:
     FIRST: This Certificate of Amendment amends the provisions of the Corporation’s Certificate of Incorporation, as amended (the “Certificate of Incorporation”).
     SECOND: The terms and provisions of this Certificate of Amendment have been duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware and shall become effective at 11:59 p.m., Eastern Time, on ___,__ 2005.
     THIRD: Article “FOURTH” of the Corporation’s Certificate of Incorporation shall be and is hereby amended by adding the following Section E and Section F to the end thereof:
     “E. Without regard to any other provision of this Certificate of Incorporation (but after giving effect to the reverse stock split and cash out of certain fractional share interests effected pursuant to Sections C and D above), each one (1) share of Class A Common Stock issued and outstanding immediately prior to [insert time this amendment becomes effective] (the “Forward Split Effective Time”) (and each fractional share held of record by any record holder of one or more whole shares of Class A Common Stock immediately prior to the Forward Split Effective Time) shall be and is hereby automatically reclassified and changed (without any further act) into two hundred (200) fully-paid and nonassessable shares of Class A Common Stock (or, with respect to such fractional shares, such lesser number of shares as may be applicable based upon such 200-for-1 ratio), without increasing or decreasing the amount of stated capital or paid-in surplus of the Corporation, provided that no fractional shares shall be issued.
     F. Without regard to any other provision of this Certificate of Incorporation (but after giving effect to the reverse stock split and cash out of certain fractional share interests effected pursuant to Sections C and D above), each one (1) share of Class B Common Stock issued and outstanding immediately prior to the Forward Split Effective Time (and each fractional share held of record by any record holder of one or more whole shares of Class B Common Stock immediately prior to the Forward Split Effective Time) shall be and is hereby automatically reclassified and changed (without any further act) into two hundred (200) fully-paid and nonassessable shares of Class B Common Stock (or, with respect to such fractional shares, such lesser number of shares as may be applicable based upon such 200-for-1 ratio), without increasing or decreasing the amount of stated capital or paid-in surplus of the Corporation, provided that no fractional shares shall be issued.”

     IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its officer thereunto duly authorized this ___day of ___, 2005.

McRAE INDUSTRIES, INC.

By:

Name:

Title:

Appendix B
Fairness Opinion of Oxford Advisors, LLC
June 10, 2005
The Board of Directors
Special Committee
McRae Industries, Inc.
P O Box 1239
400 North Main Street
Mt. Gilead NC 27306
Dear Board and Committee Members:
We understand that McRae Industries, Inc. (the “Company”) proposes to effect a reverse (to be followed immediately by a forward) stock split of both classes of its common stock (the “Common Stock”) in conjunction with a going private transaction (the “Transaction”). More specifically, the Transaction calls for a 1 for 200 reverse stock split, with any stockholders owning solely fractional share interests immediately following the reverse split (“Fractional Share Interests”) to be paid, in exchange for such Fractional Share Interests, $14.25 in cash for each share of Common Stock held pre-split. In connection with the Transaction, we understand that the Company intends to have the Common Stock delisted from the American Stock Exchange and to file a Form 15 with the United States Securities and Exchange Commission (the “SEC”) to terminate its public company reporting obligations under the Securities Exchange Act of 1934. The terms of the Transaction are more fully set forth in the proxy statement (the ‘Proxy Statement”) and related documents that will be filed with the SEC in connection with the Transaction.
You have requested our opinion as to the fairness, from a financial point of view, of the Transaction Consideration to the stockholders being cashed out and to the stockholders that will remain. We have not been asked to opine on, and our opinion does not address, the underlying business decision to proceed with the Transaction. We are not expressing any opinion herein as to the price or price range at which the Common Stock has traded or may trade in the future.
Oxford Advisors, LLC, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, corporate restructurings and valuations for corporate and other purposes.

We are acting as financial advisor to the Special Committee of the Board of Directors of the Company in connection with the Transaction and will receive a fee for our services. The opinion fee is not contingent upon the consummation of the Transaction. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement.
In connection with our opinion, we have, among other things:
(i)	reviewed the Proxy Statement;

(ii)	reviewed and analyzed current and historical market prices and trading activity of the Common Stock of the Company and certain other relevant historical information relating to the Company made available to us from published sources and from the internal records of the Company;

(iii)	compared certain financial information for the Company with similar information for certain other publicly traded companies;

(iv)	reviewed the principal financial terms, to the extent publicly available, of selected precedent transactions that we deemed generally comparable to the Transaction;

(v)	reviewed and discussed the business prospects and financial outlook of the Company with representatives of the senior management of the Company;

(vi)	visited the operating facilities and business offices of the Company; and

(vii)	performed such other financial studies, analyses and investigations as we deemed appropriate.
With respect to the data and discussions relating to the business prospects and financial condition of the Company, we have assumed that such data have been reasonably prepared on a basis reflecting the best currently available estimates and judgment of the management of the Company as to the future financial performance of the Company and that the Company will perform substantially in accordance with such financial data and estimates. We have further relied on the assurances of senior management of the Company that they are unaware of any facts that would make such business prospects and financial outlook incomplete or misleading. The business prospects and financial outlook are based upon numerous variables and assumptions that are inherently uncertain, including factors relating to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in the business prospects and financial outlook reviewed by us.
In rendering our opinion, we have relied upon and assumed and relied upon the accuracy and completeness of the financial, legal, tax, operating and other information provided to us by the Company (including the financial statements and related notes thereto of the Company), and have not assumed responsibility for independently verifying and have not independently verified such information. We have not assumed any responsibility to perform, and have not performed, an independent evaluation or appraisal of the assets or liabilities of the Company, and have not been furnished with any such valuations or appraisals. Additionally, we have not been asked and did not consider the possible effects of any litigation or other legal claims. We have also assumed that the Transaction will be consummated in a timely manner and in accordance with the terms of the Proxy Statement.

Our advisory services and the opinion expressed herein are provided for the information and assistance of the Special Committee and the Board of Directors of the Company in connection with their consideration of the Transaction. Copies of this opinion may be included in the Proxy Statement and shown or provided to stockholders of the Company and any properly interested regulatory agencies.
Based upon and subject to the foregoing, we are of the opinion that the payment of $14.25 per pre-split share for Fractional Share Interests is fair from a financial point of view both to the stockholders being cashed out and to the stockholders that will remain.
This opinion necessarily is based upon market, economic and other conditions as they exist and can be evaluated as of the date hereof.
Very truly yours,
OXFORD ADVISORS, LLC
By: /s/ David Whittington
Title: Managing Director